UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.          )

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DYNAMIC MATERIALS CORPORATION
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DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 15, 2014

To the Stockholders of DYNAMIC MATERIALS CORPORATION:	March 31, 2014
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DYNAMIC MATERIALS CORPORATION, a Delaware corporation, will be held on May 15, 2014, at 8:30 a.m. local time at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, for the following purposes:
1.To elect nine directors to hold office until the 2015 Annual Meeting of Stockholders;
2.To approve the non-binding, advisory vote on executive compensation;
3.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2014; and
4.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice.
The Board of Directors has fixed the close of business on March 17, 2014, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.
Similar to last year we will be using the "Notice and Access" method that allows companies to provide proxy materials to stockholders via the Internet. On or about March 31, 2014, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials which contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. We believe this process should provide a convenient way to access your proxy materials and vote. The Proxy Statement and our Form 10-K for the fiscal year ended December 31, 2013 are available at www.edocumentview.com/boom.

By Order of the Board of Directors,
/s/ RICHARD A. SANTA
RICHARD A. SANTA Senior Vice President, Chief Financial Officer and Secretary

Boulder, Colorado
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED TO YOU AND VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM SUCH RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT TABLE OF CONTENTS

DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301
_______________________________________________________________________________

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 15, 2014
_______________________________________________________________________________

2014 Proxy Summary
This summary highlights and supplements information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider and the entire proxy statement should be read carefully before voting.
Annual Meeting of Stockholders

•	Time and Date 8:30 a.m., May 15, 2014

•	Place St. Julien Hotel, 900 Walnut Street, Boulder, Colorado

•	Record Date March 17, 2014
Agenda

•	The election of nine directors

•	An advisory vote on executive compensation

•	A ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2014

•	Such other business as may properly come before the meeting
Voting Matters

Proposal	Board Recommendation	Page Reference (for more detail)
1. Election of directors	FOR each Nominee	5
2. Advisory vote on executive compensation	FOR	12
3. Approval of Ernst & Young LLP as auditor for 2014	FOR	13
Executive Compensation
At the 2013 annual stockholder meeting, the Company did not receive majority support from its stockholders on the advisory vote on executive compensation. Following this voting outcome, the Company conducted 61 meetings with current and prospective institutional stockholders. Our Compensation Committee and Board, among other things, referenced the investor discussions in developing executive compensation programs for 2013 and 2014.
In response to feedback from our stockholders, we made significant changes to executive compensation and corporate governance in 2013 and 2014 as summarized below. We also reached out to our largest 15 stockholders to highlight some of these changes and to offer to have members of our Compensation Committee and management talk with these stockholders to individually address any concerns they had regarding compensation.

Past Practice and Stockholder Opinion	Changes in 2013 and 2014
Yvon Cariou served as Chief Executive Officer until his retirement in March 2013.	Kevin Longe became our Chief Executive Officer in March 2013. Mr. Cariou continues to serve on the Board of Directors.
Our Board announced its plan to appoint Rolf Rospek and Yvon Cariou, two former executive officers, to the Board’s Corporate Governance and Nominating Committee (the “Governance Committee”) to be effective in May 2013, following the annual meeting. Because Messers Cariou and Rospek are former employees of the Company, they are not yet considered “independent” directors for purposes of the listing requirements of Nasdaq.

In light of stockholder concern about directors who were not yet independent serving on the Governance Committee, on May 22, 2013 the Governance Committee and the Board determined not to appoint Messers Cariou and Rospek as members of the Governance Committee.

Aside from the stockholder-approved Performance-Based Plan, that provided incentive compensation based on net income, with no initial hurdle before payment, additional annual incentive bonus for fiscal year 2012 was generally determined at the discretion of the Compensation Committee based on their assessment of company and individual performance.

The Performance-Based Plan that provided incentive compensation as a percentage of net income, with no hurdle rate before payment, has been terminated. In 2013 the Compensation Committee adopted an annual performance bonus plan where 70% of the performance bonus is tied to quantitative measures and 30% is tied to qualitative measures. The quantitative measures for 2013 were a combination of revenues and Adjusted EBITDA and no bonus was earned unless a minimum hurdle had been met. The 2014 annual performance bonus plan is structured similarly to the 2013 annual performance bonus plan.

Equity grants were made in restricted stock that vested over a three year period.
In 2014 equity awards consist 50% of restricted stock that vests over a two year period and 50% of performance vesting restricted stock that will only vest at the end of a three year period if pre-determined 2-year absolute Adjusted EBITDA and 2-year relative total shareholder return goals are achieved.

Stockholders did not view the compensation program for the former Chief Executive Officer to be sufficiently performance-based.
As noted above, Mr. Longe was appointed Chief Executive Officer in March 2013. 31% of his 2013 target total compensation was performance based and 50% of his 2014 target total compensation is performance based.

The compensation peer group used to benchmark 2012 compensation included companies with revenues larger than the Company’s revenues.
The Compensation Committee approved a new peer group in November 2013 that was used to benchmark 2014 compensation. The updated peer group's 2013 median revenues and market capitalization are well aligned with the Company’s 2013 revenues and market capitalization.

There was no anti hedging/pledging policy in place.	In February 2014, our Board adopted a policy prohibiting our officers and directors from pledging shares of the Company’s stock.
There was no claw-back policy in place.	The Compensation Committee is developing a claw-back policy for 2014 that will become effective upon approval by the Board.

As summarized in the table above, our Compensation Committee has made substantial revisions to its executive compensation for 2013. For greater detail about these changes, please turn to the sections listed below:

•
Elimination of previous performance plan based on net income and with no hurdles for awards - See "Compensation Discussion and Analysis-Primary Elements of Our Executive Compensation Program-Annual Performance Bonus."

•	Adoption of new performance bonus plan with performance thresholds - See “Compensation Discussion and Analysis-Primary Elements of Our Executive Compensation Program-Annual Performance Bonus.”

•	Change of equity awards to provide for 50% performance vesting - See “Compensation Discussion and Analysis-Primary Elements of Our Executive Compensation Program-Long-term Equity Incentives.”

•	Adoption of anti-pledging policy and preparation of claw-back policy - See “Compensation Discussion and Analysis-Adoption of Anti-Pledging Policy.”

•	Reduction in number of employment agreements - See “Employment Agreements.”

•	Change of Peer Group - See “Compensation Procedures-Peer Group Research.”

INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING
General
The Board of Directors (the "Board") of Dynamic Materials Corporation, a Delaware corporation, is soliciting proxies for use at the Annual Meeting of Stockholders to be held on May 15, 2014, at 8:30 a.m., local time, or at any adjournment or postponement thereof, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the St. Julien Hotel, which is located at 900 Walnut Street, Boulder, Colorado. On or about March 31, 2014, we will mail to all stockholders entitled to vote at the meeting, a Notice of Internet Availability of Proxy Materials that contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. Unless the context otherwise requires, references to "the Company," "we," "us" or "our" refer to Dynamic Materials Corporation.
Solicitation
We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies via the Internet may be supplemented by mail, telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services.
Outstanding Shares and Quorum
Only holders of record of common stock at the close of business on March 17, 2014, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 17, 2014, we had 13,934,094 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
A majority of the outstanding shares of common stock entitled to vote represented in person or by proxy will constitute a quorum at the Annual Meeting. However, if a quorum is not represented at the Annual Meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the originally scheduled meeting.
Voting Rights and Procedures
Votes cast by proxy or in person will be counted by one or more persons appointed by us to act as inspectors (the "Election Inspectors") for the Annual Meeting. The Election Inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. Abstentions will not have any effect for the election of directors but, with respect to the other proposals, will have the same effect as a vote against the proposal.
Broker non-votes occur when a broker holding stock in street name votes the shares on some matters but not others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instruction from the beneficial owner of the stock but are not permitted to vote on non-routine matters. The missing votes on non-routine matters are deemed to be "broker non-votes." The Election Inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. The only "routine" proposal on our ballot this year is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Therefore no broker non-votes are expected to exist in connection with that proposal. Brokers are no longer permitted to vote shares for the election of directors without customer direction and will not be permitted to vote on the non-binding, advisory vote on executive compensation, the amendment to our stock incentive plan or adoption of our performance-based plan. Therefore, we urge you to give voting instructions to your broker on all proposals.
Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Proxies may not be voted for a greater number of persons than there are nominees. It is intended that unless authorization to vote for one or more nominees for director is withheld, proxies will be voted for the election of all of the nine nominees named in this Proxy Statement.

The selection of our auditors will be ratified if the number of votes of authorized shares of our common stock cast in favor of the respective proposal exceeds the votes cast opposing the proposal. The non-binding advisory vote on the compensation of our named executive officers will be approved if the number of votes of authorized shares of our common stock cast in favor of the respective proposal exceeds the votes cast opposing the proposal. Accordingly, a majority of votes cast is required to approve these proposals.
Abstentions will have no effect on the election of directors, but will have the same effect as a "no" vote with respect to the other proposals.
Revocability of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time prior to the Annual Meeting. It may be revoked by filing with our Secretary at our principal executive office, 5405 Spine Road, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If no direction is indicated, the shares will be voted FOR each of the proposals set forth in this proxy statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Annual Meeting.
Stockholder Proposals
Proposals of stockholders that are intended to be presented at our 2015 Annual Meeting of Stockholders must be received by us not later than December 31, 2014, in order to be included in the proxy statement and proxy relating to that annual meeting.
Notice of any stockholder proposal to be considered at our 2015 Annual Meeting, but not included in the proxy materials, must be submitted in writing and received by us not later than 60 days and not earlier than 90 days prior to the first anniversary of this year's annual meeting date; provided, however, that in the event that fewer than 70 days' notice or public announcement of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business of the tenth day following the day on which we first publicly announce the meeting date.

PROPOSAL 1—ELECTION OF DIRECTORS
There are nine nominees for election to the Board. Each director to be elected will hold office until the 2015 Annual Meeting of Stockholders. In any event, a director elected pursuant to this proxy statement will hold office until his successor is elected and is qualified, or until such director's earlier death, resignation, or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.
NOMINEES
The names of the nominees and certain information about them are set forth below. In addition, we have included information about each nominee's specific experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate strategy.

Name	Position	Age
Gerard Munera	Chairman of the Board	78
Kevin T. Longe	Director, President and Chief Executive Officer	55
David C. Aldous	Director	57
Yvon Pierre Cariou	Director	68
Robert A. Cohen	Director	65
James J. Ferris	Director	70
Richard P. Graff	Director	67
Bernard Hueber	Director	72
Rolf Rospek	Director	56
Gerard Munera.    Mr. Munera has served as a director since September 2000 and as Chairman of the Board since May 2013. From 1996 to the present, Mr. Munera has been General Manager of Synergex Group LLC, a family controlled holding company with diversified investments, including real estate, securities, gold mining and high technology industries and Executive Chairman of Arcadia, Inc., a family controlled private manufacturer of glass/aluminum products. Mr. Munera is a current director of one public company, Nevsun Resources Ltd., as well as two private companies. From 1994 to 1996, Mr. Munera was Chairman and CEO of Latin American Gold Inc., a gold exploration and mining company. Between 1991 and 1994, Mr. Munera was President and CEO of Minorco (USA), a diversified $1.5 billion natural resources group. Between 1990 and 1991, Mr. Munera was Senior Vice President of Corporate Planning and Development and a member of the Executive Committee of RTZ plc, a British mining and mineral processing company. Mr. Munera is a graduate of Ecole Polytechnique and Ecole Nationale des Ponts et Chaussees, both in Paris.
As a director of the Company for over a decade, Mr. Munera has detailed knowledge of the Company's development, historical business cycles and customer base. From his prior executive and director roles, he has extensive experience in the mining and metallurgical industries, a key customer base of the Company's explosion welding division. With over four decades of successful business experience, he also brings a solid international exposure, financial literacy, deep management experience, as well as extensive work in strategic planning and implementing corporate goals. As a current and past director to other public companies, he brings experience and insight to the Board on corporate governance and leadership issues.
Kevin T. Longe.    Mr. Longe became our President and Chief Executive Officer on March 1, 2013. He has served as a director since joining the Company on July 17, 2012 as our Chief Operating Officer. From March, 2011 until agreeing to join the Company, Mr. Longe served as an executive of Sonoco, Inc., first as President of Sonoco's Thermo Safe business from March 2011 to March 2012 and then from March 2012 to July 2012 as a Vice President and General Manager with Sonoco's Protective Packaging Division. From April 2010 until joining Sonoco, Mr. Longe was self-employed performing consulting and investment work. From 2004 through April 2010, Mr. Longe served in various positions at Lydall, Inc., most recently (2007-2010) serving as president of its subsidiary, Lydall Performance Materials, Inc.

We believe it is important to have our Chief Executive Officer also serve as a director to properly align management's execution of our business objectives with the oversight and direction of the Board. Mr. Longe brings extensive operating and strategic planning and implementation experience from his leadership roles in other larger multinational companies. On the operations side, he brings deep experience in manufacturing, marketing and sales, supply-chain management, and talent development as well as strong financial analysis and management skills. In selecting Mr. Longe as the Company's Chief Executive Officer, the Board also focused on his strategic vision and planning expertise and teambuilding and leadership skills to grow the Company within its existing businesses and potentially through additional acquisitions.
David C. Aldous. Mr. Aldous was appointed by the Board as a director on July 1, 2013.  He currently is the Chief Executive Officer and Director of Rive Technology Inc., a privately-held provider of solutions for diffusion-limited reactions to the energy, chemicals, biofuel and water industries. Prior to joining Rive Technology Inc. in February, 2012, Mr. Aldous served as Chief Executive Officer and Director of Range Fuels Inc., a clean energy and biofuels company from January, 2009 to February, 2012. Mr. Aldous also spent more than 20 years employed by Royal Dutch Shell, most recently as Executive Vice President, Strategy and Portfolio. Mr. Aldous also served as President of Shell Canada Products, where he led an $11 billion integrated oil business. Mr. Aldous also served as President, CEO and Director at CRI/Criterion Inc., a $1 billion global catalyst company. Mr. Aldous holds a B.S. in Fuels Engineering from the University of Utah and an M.B.A., with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University.
The Board added Mr. Aldous as a member last year to strengthen the Board’s insight and experience in the energy and chemical processing industries, the primary end customer markets for NobelClad.  His experience in the oil industry has been insightful as the Board considers how to best grow our DynaEnergetics business.  With his over 30 years of corporate leadership experience in the energy, alternative energy, chemical and petrochemical industries, he brings extensive skills in strategic planning and corporate development, key focuses of the Board, within the industries in which the Company and its customers operate.  As an acting chief executive officer, he also brings current and practical experience in leadership of global operations, financial analysis, project management, risk management, and health, environment, safety and security matters.
Yvon Pierre Cariou.    Mr. Cariou served as our President and Chief Executive Officer from November 2000 until his retirement on March 1, 2013 and has been a director since May 2006. Prior to joining the Company, from 1998 to 2000, Mr. Cariou was President and Chief Executive Officer of Astrocosmos Metallurgical Inc., a division of Mersen Group, involved in the design and fabrication of process equipment for the chemical and pharmaceutical industries. From 1991 to 1998, Mr. Cariou held executive leadership positions at Hydrodyne/FPI Inc., an aerospace propulsion components manufacturer, and MAINCO Corp., an elevator design, build and service company and a division of Nu-Swift, a public company based in the United Kingdom. Earlier in his career, Mr. Cariou served as President and Chief Executive Officer of two industrial and engineering companies. He also was employed for fifteen years by Mersen Group, a global industrial components manufacturer, where he held various executive positions in France and the United States, including President of Mersen USA. Mr. Cariou is a graduate engineer from Ecole Nationale Superieure des Arts et Metiers in Paris and obtained an MBA from Fairleigh Dickinson University.
Having served as our President and Chief Executive Officer for over 12 years, Mr. Cariou has detailed knowledge of our operations and corporate strategy. In that role, he had primary accountability for accomplishing operational excellence and successfully achieving our corporate strategy. He led and implemented our acquisition of DynaEnergetics in late 2007, increasing our share of the worldwide explosion cladding business as well as diversifying the Company's business into the DynaEnergetics segment. From decades of leadership experience with global manufacturing companies, he brings both valuable "process" and "product" expertise and focus to the Board.
Robert A. Cohen.    Mr. Cohen has served as a director since February 2011. He is the managing partner of Joranel LLC, a private investment and consulting firm serving institutional clients. Prior to joining Joranel in 2005, Mr. Cohen spent four years as president and Chief Executive Officer of Korea First Bank. Previously, Mr. Cohen worked for 25 years with Credit Lyonnais, including eight years as Chief Executive Officer of Credit Lyonnais USA. He taught economics and finance for 16 years at the Paris Institut Technique de Banque et Finance and the French School of Management (ESSEC). He is a graduate of Ecole Polytechnique in Paris and earned a doctorate in finance from the University Paris Dauphine.
The Board added Mr. Cohen as a member in 2011 because of his extensive financial background and his management experience with multinational companies. From his four years serving as Chief Executive Officer of one of the largest banks in Korea as well as living in Korea and working with many Korean and Asian companies, he brings rich expertise in the Korean and Asian markets. Many of the key fabricators and end-customers of the Company's explosion welding division are located in Korea and Asia and the Company is focusing on this region for sales growth. His management experience also increases the depth of the Board's expertise in the areas of corporate governance, strategic planning and leadership, finance and risk management.
James J. Ferris.    Dr. Ferris has served as a director since July 2010. From 1994 until his retirement in 2007, he held a variety of positions, including director and president/group chief executive officer, with CH2M Hill Companies Ltd., an employee owned, global engineering, major projects and construction company. Previously, Dr. Ferris spent 18 years with the engineering and construction firm Ebasco Services Incorporated, where he was a director and held various project leadership and senior and executive management positions, including president and chief executive officer of Ebasco Environmental. Dr. Ferris has more than 35 years of diverse, senior and executive level leadership experience in the worldwide engineering, major projects and construction industry. He has been a member of the G8 Renewable Energy Task Force, an active attendee at The World Economic Forum in Davos, Switzerland, and a member of the Prince of Wales Business Leaders Forum. Dr. Ferris has over 20 years of board experience including with two global engineering, major projects and construction companies, a technology start-up company (Sentegra), and a non-profit enterprise (The Keystone Center) focused on energy, environmental and public health policy initiatives. He has served on seven special purpose mega-project company boards with over $20 billion in capital expenditures, two of which he acted as the Board's Chairman. His board committee experience is extensive and includes direct membership and involvement on audit, compensation, nominating and governance, executive, safety and risk management committees.
Dr. Ferris received his undergraduate degree from Marquette University and his Ph.D. in Molecular Microbiology from Rensselaer Polytechnic Institute. He also attended the Advanced Executive Management Program at Wharton. He began his career as a member of the faculty at Rensselaer and transitioned into private industry in 1975. He also has served as an advisor to Rensselaer leadership and has held similar strategic advisory roles to various companies since his retirement from CH2M Hill.
The Board added Dr. Ferris as a member in 2010 because of his previous management and board experience, including his tenure as director and president of two significant multinational companies, his extensive experience in the global energy, environmental, industrial, and national government markets, and his experience overseeing operations and projects in many of the geographic regions where the Company has operations or is working to expand, including China, South Korea, Japan, the Middle East, numerous countries in eastern and western Europe, and elsewhere. He brings significant strategic planning and risk management expertise and successful records of accelerated growth for companies to the Board, especially in light of the Company's broad geographic operations. Dr. Ferris also has strong corporate governance, safety management and compensation policy experience as well as substantial financial management skills.
Richard P. Graff.    Mr. Graff has served as a director since June 2007. He is a retired partner of PricewaterhouseCoopers LLP where he served as the audit leader in the United States for the mining industry, until his retirement in 2001. Mr. Graff began his career with PricewaterhouseCoopers LLP in 1973. Since his retirement, Mr. Graff has been a consultant to the mining industry and was a member of a Financial Accounting Standards Board task force for establishing accounting and financial reporting guidance in the mining industry. He represents a consortium of international mining companies and has provided recommendations to the International Accounting Standards Board on mining industry issues and to regulators on industry disclosure requirements of securities legislation. Mr. Graff serves on the board of directors of Yamana Gold Inc. and Alacer Gold Corporation. He received his undergraduate degree in Economics from Boston College and his post-graduate degree in Accounting from Northeastern University.
With more than 35 years of experience in public company accounting, including as a partner with a "big four" public accounting firm and consulting on public company accounting policy and practice in the mining industry, Mr. Graff brings substantial insight and experience to the Company, especially with regard to accounting and financial reporting matters for a company operating worldwide. Mr. Graff has served as a director on boards of public companies since 2005, and currently serves on the board of two other multinational public companies. His experience brings insight to the Board as to best practices with respect to accounting, corporate governance and other issues for multinational public companies.
Bernard Hueber.    Mr. Hueber rejoined the Board in 2006; previously, he served as a director from 2000 to 2005 and was Chairman of the Board from 2000 until 2002. From 1972 to 1990, Mr. Hueber served as managing director of the explosives division of Nobel Bozel group and was therefore involved in the acquisition and development of its cladding activities in Europe. From 1990 to 2000, Mr. Hueber served as the Chairman of the Board and Chief Executive Officer of Nobel Explosifs France when it became a subsidiary of Groupe SNPE and as General Manager of its Industrial Explosive Division. He participated in SNPE's acquisition of the Swedish cladding activities and, in 2000, helped bring together SNPE's cladding subsidiaries with the Company. He was nominated Chairman of the Board of the Company in 2000 to oversee the consolidation of these operations. Mr. Hueber was deeply involved in explosives and operational safety as a Director (from 1975 to 2005), and as Secretary General (from 2002 to 2005) of SAFEX, an industry association with the objective to increase safety in the explosive manufacturing sites throughout the world. Following his retirement from Groupe SNPE in 2002 and until January 2008, Mr. Hueber was the Secretary General of the Federation of European Explosives Manufacturers (FEEM). During this time, Mr. Hueber also worked as an independent consultant. From June 2003 to June 2007, Mr. Hueber served as a Director of Financiere Harle Bickford & Cie and its subsidiary Davey Bickford & Smith, companies involved in pyrotechnics for the explosives and automotive industries and in radio communication. Mr. Hueber is a graduate of Ecole Polytechnique in Paris and started his career by working successively with Societe Generale, a leading bank in France, and with a U.S. air conditioning firm, Trane Corp.
Mr. Hueber has detailed knowledge of the Company's development, historical business cycles, customer base and competitive environment from his over 10 years of experience as a director of the Company, including two years as the Company's Chairman, as well as his 30 years' prior work experience with European operations of the Company's predecessor company. With his extensive experience in the explosives business and work with FEEM, he brings insights to the Company in regulatory, safety, operational and supplier issues facing the Company. Mr. Hueber also brings to the Board more than 40 years of management experience leading multinational manufacturing companies.
Rolf Rospek.    Mr. Rospek served as Chief Executive of our DYNAenergetics subsidiary since it was acquired on November 15, 2007 until his retirement on December 31, 2012 and has been a director of the Company since November 2007. From October 2001 to November 2007, Mr. Rospek was Chief Executive Officer and a managing director of DYNAenergetics Beteiligungs GmbH. From 1993 to 2001, Mr. Rospek was employed by Dynamit Nobel where he served in various sales, marketing and management positions, including general manager of their DYNAwell business unit from 1998 to 2001, and general manager of their Dynaplat business unit from 1999 to 2001. Prior to joining Dynamit Nobel, Mr. Rospek served as general manager of the logging department of Preussag, Erdöl und Erdgas GmbH, an oil and gas company that is now a subsidiary of Gaz de France. For several years during the 1980's, Mr. Rospek worked for Atlas Wireline Services, which is now part of Baker Hughes, where he held various engineering and management positions in Germany, England, Italy, and Holland. Mr. Rospek graduated with a degree in Physics (Dipl. Ing. Physikalische Technik) from the FachhochschuleLübeck in Lübeck, Germany.
The acquisition of DYNAenergetics in 2007 expanded our explosion welding operations as well as enabled us to diversify into a new business of manufacturing and selling a range of proprietary and nonproprietary products for the global oil and gas industries. As the chief executive of this growing DynaEnergetics segment and its predecessor company for the past twelve years, Mr. Rospek has detailed knowledge of this important segment's business, customer base, strategy and growth opportunities. He has successfully integrated three acquired companies into the DynaEnergetics segment and is a key resource in setting strategy for this growing segment. He has extensive experience in establishing and managing sales operations in many of the world's regions in which we are operating or expanding our business.
Requisite Vote
Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes will not be counted as votes cast for the proposal.
THE BOARD RECOMMENDS
A VOTE "FOR" EACH NAMED NOMINEE
Executive Officers
The following individuals serve as our executive officers. Each executive officer is appointed by the Board and serves at the pleasure of the Board, subject to the terms of their respective employment agreement in the case of Mr. Longe and severance agreement in the case of Mr. Santa described under "Employment Agreements."

Name	Position	Age
Kevin T. Longe	President and Chief Executive Officer	55
Richard A. Santa	Senior Vice President, Chief Financial Officer and Secretary	63
Jeff Nicol	President and General Manager, NobelClad	50
Ian Grieves	President and General Manager, DynaEnergetics	45
Kevin T. Longe.    Information regarding Mr. Longe, our President and Chief Executive Officer, is provided under Proposal 1 of this proxy statement under the caption, "Nominees."
Richard A. Santa.    Mr. Santa has served as our Senior Vice President, Chief Financial Officer and Secretary since January 2008; our Vice President, Chief Financial Officer and Secretary from October 1996 to December 2007; and our interim Chief Financial Officer from August 1996 to October 1996. Prior to joining us in August 1996, Mr. Santa was Corporate Controller of Scott Sports Group Inc. from 1993 to 1996. From 1992 to 1993, Mr. Santa was Chief Financial Officer of Scott USA, a sports equipment manufacturer and distributor. Earlier in his career, Mr. Santa was a senior manager of PricewaterhouseCoopers LLP, where he was employed for ten years.
Jeff Nicol.    Mr. Nicol was appointed President and General Manager of our NobelClad business in September 2012. He served previously as vice president and general manager of DMC Clad Metal in North America, and joined the Company in 2008 as that division's vice president of sales and marketing. From 1986 until joining the Company, he was employed in various positions with Alcoa, Inc. culminating in the positions of chief metallurgist and global marketing director.
Ian Grieves.    Mr. Grieves joined the Company in January 2013 as President and General Manager of our DynaEnergetics business. From 2006 until joining the Company, Mr. Grieves was employed by Lydall Inc., as senior vice president of the company's performance materials division (2010-2013), and as vice president and general manager Europe of the company's filtration division (2006-2010). From 1995 to 2005, he was employed in various financial and general management positions with AAF International Inc., with his last position being that of vice president and general manager of AAF Europe (2003-2005).
Board of Directors
Meeting Attendance
Directors are encouraged to attend our Annual Meeting of Stockholders. All of our directors attended the 2013 Annual Meeting of Stockholders held on May 23, 2013 and are planning on attending the 2014 Annual Meeting of Stockholders.
During the fiscal year ended December 31, 2013, each of our current directors attended more than 75% of the aggregate of (i) the number of meetings of the Board held during the period in which he was a director and (ii) the number of meetings of the committees on which he served.
Director Independence
The Board has determined that six of our nine current directors, Messrs. Aldous, Cohen, Ferris, Graff, Hueber and Munera, all of whom are nominated for re-election, are "independent" directors under the rules promulgated by the Securities and Exchange Commission ("SEC") and the applicable rules of the NASDAQ. In making its determinations of independence, in addition to consideration of the relevant SEC and NASDAQ rules, the Board considered factors for each director such as any other directorships, any employment or consulting arrangements, and any relationship with our customers or suppliers. The Board determined that there were no related-party transactions or other relationships that needed to be considered in evaluating whether these directors are "independent." Mr. Longe, our President and Chief Executive Officer, Mr. Cariou, our former President and Chief Executive Officer, and Mr. Rospek, the former Chief Executive of our DYNAenergetics subsidiary, are the only Board members who are not independent based on these criteria.
All current members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent directors. Our independent, non-executive directors hold regularly scheduled meetings in executive session, at which only independent, non-executive directors are present.
Board Leadership Structure
The Company does not have a policy on whether the Chairman and Chief Executive Officer positions should be separate or combined. Currently we have separated the positions of Chairman and Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.
Board Committees and Meetings
During the fiscal year ended December 31, 2013, the Board held five meetings. The Board currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Health, Safety, Security and Environment Committee.
The Audit Committee
The Audit Committee meets with our independent registered public accounting firm at least four times a year to review quarterly financial results and the annual audit, discuss financial statements and related disclosures, and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with the annual audit and financial controls. The Audit Committee also appoints the independent registered public accounting firm. Messrs. Graff, Cohen, Ferris, Hueber and Munera were members of the Audit Committee until the May 23, 2013 Annual Meeting, with Mr. Graff serving as Chairman. Effective following the Annual Meeting, the members of the Audit Committee were Messrs. Graff, Cohen and Ferris, with Mr. Graff continuing to serve as its Chairman. Mr. Aldous was appointed a member of the Audit Committee on August 28, 2013. All members of the Audit Committee are non-employee directors whom the Board has determined to be "independent" as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules promulgated by the SEC thereunder, and the applicable rules of the NASDAQ. The Audit Committee has determined that Mr. Graff qualifies as an "audit committee financial expert" under the rules of the SEC. During 2013 the Audit Committee met seven times.
In 2000, the Board adopted a written Charter of the Audit Committee, which was subsequently updated and revised in 2004, 2007 and 2012. The Charter of the Audit Committee requires the Audit Committee be comprised of three or more independent directors, at least one of whom has relevant financial or accounting experience. The Charter of the Audit Committee charges the

Audit Committee with the responsibility of reviewing any related party transactions for potential conflicts of interest pursuant to our Related Party Transaction Policy and Procedures, which are described in more detail under, "Certain Relationships and Related Transactions." The Charter of the Audit Committee may be viewed on our website, www.dynamicmaterials.com.
The Compensation Committee
The Compensation Committee makes recommendations concerning salaries and incentive compensation, grants equity-based awards to employees and non-employee directors under our stock incentive plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis included in the Company's proxy statement. During 2013 Messrs. Cohen, Ferris, Hueber and Munera and former director Dean Allen were members of the Compensation Committee until the May 23, 2013 Annual Meeting, with Mr. Cohen serving as the Chairman. Effective following the Annual Meeting, the members of the Compensation Committee were Messrs. Cohen, Ferris, Hueber and Munera, with Mr. Cohen continuing to serve as its Chairman. On August 28, 2013, Mr. Aldous replaced Mr. Hueber on the Compensation Committee. All members of the Compensation Committee are non-employee directors whom the Board has determined to be "independent" under SEC rules and the applicable rules of the NASDAQ. During 2013 the Compensation Committee met six times.
In 2006, the Board adopted a written Charter of the Compensation Committee, which was subsequently updated and revised in 2007 and 2012. The Charter of the Compensation Committee may be viewed on our website, www.dynamicmaterials.com.
The Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee nominates directors and sets corporate governance policies for the Board and Company. During 2013 Messrs. Ferris, Hueber and Munera and former director Dean Allen were members of the Corporate Governance and Nominating Committee until the May 23, 2013 Annual Meeting, with Mr. Munera serving as Chairman of the Committee. Effective following the Annual Meeting, the members of the Corporate Governance and Nominating Committee were Messrs. Ferris, Graff, and Hueber, with Mr. Ferris serving as its Chairman. On August 28, 2013, Mr. Aldous replaced Mr. Hueber on the Corporate Governance and Nominating Committee. The main purposes of this Committee are (i) to identify and recommend individuals to the Board for nomination as members of the Board and its committees; (ii) to develop and recommend to the Board corporate governance principles applicable to the Company; (iii) to oversee the Board's annual evaluation of its performance; and (iv) to undertake such other duties as the Board may from time to time delegate to the Committee. Members of the Corporate Governance and Nominating Committee identified, selected and nominated Messrs. Ferris (in 2010), Cohen (in 2011), Longe (in 2012) and Aldous (2013) for election to the Board. The Corporate Governance and Nominating Committee held four meetings during 2013. The Charter of the Corporate Governance and Nominating Committee, which was adopted in 2006 and revised in 2012, may be viewed on our website, www.dynamicmaterials.com.
The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of any director nominees recommended by its stockholders because historically we have not received recommendations from our stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would have been unduly burdensome. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Stockholders may nominate persons for election to the Board of Directors in accordance with our Bylaws. Any stockholder nominations proposed for Board consideration should include the nominee's name and qualifications for Board membership and should be mailed to Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or faxed to (303) 604-1897. We do not intend to treat stockholder recommendations in any manner differently from other recommendations. No such suggestions were received during 2013.
Qualifications for consideration as a director nominee may vary according to the particular area of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Corporate Governance and Nominating Committee considers, among other things, an individual's business experience, industry experience, financial background, breadth of knowledge about issues affecting our business, time available for meetings and consultation, integrity, independence, diversity of experience, leadership and other particular skills and experience possessed by the individual. Diversity is considered in the nominating process as described above and in our Governance and Nominating Committee Charter, which provides that we develop and recommend to the Board the criteria for Board membership, including, among other things, integrity, independence, diversity of experience, leadership and the ability to exercise sound judgment. We do not have a separate Board diversity policy.
We do not currently employ an executive search firm or pay a fee to any other third party to locate qualified candidates for director positions.

The Health, Safety, Security and Environment Committee
In 2009, at the direction of the Board, the Company established a Quality and Safety Committee (subsequently renamed the Safety Committee) comprised of the Company's Chief Executive Officer, two independent directors and up to three Company managers. On March 11, 2013, the Board made the Safety Committee a committee of the Board, adding additional directors to serve on this Committee. On August 23, 2013 the Board renamed this Committee the Health, Safety, Security and Environment Committee ("HSSE Committee") to reflect its increased scope of purpose and oversight. The HSSE Committee is currently comprised of four directors and chaired by an independent director. During 2013 and continuing into 2014 Mr. Hueber served as the Chairman of the HSSE Committee and its predecessor Safety Committee and the members of the Committee were Messers. Cariou, Longe (from March 11, 2013), and Rospek (from March 11, 2013) and former director Dean Allen (until his retirement on May 23, 2013). The purpose of the HSSE Committee is to review the Company's performance in meetings its health, safety, security and environmental objectives established by management and to facilitate the Board's oversight of these critical operational issues. The HSSE Committee (and predecessor committee) met twice times during 2013 and also completed an inspection of the Company's newly-constructed DynaEnergetics manufacturing facility in Texas.
Risk Oversight
Our senior management manages the risks facing the Company under the oversight and supervision of the Board. While the full Board is ultimately responsible for risk oversight at our Company, two of our Board committees assist the Board in fulfilling its oversight function in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the areas of financial reporting and internal controls. The HSSE Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to operations, including health, safety, security and environment. Other general business risks such as economic and regulatory risks are monitored by the full Board. Risk management and assessment reports are regularly provided by management to these committees and the full Board.
Compensation Risk Assessment
Our Compensation Committee considered whether our compensation program encouraged excessive risk-taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee does not believe that our compensation program encourages excessive or inappropriate risk-taking. The Compensation Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives (a substantial portion of which are performance based), cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.
Communications with the Board
The Board believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to our Secretary at Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301 or fax to (303) 604-1897. The mailing envelope or fax cover sheet must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board or certain specified individual directors. The Secretary will open such communications and make copies and then circulate them to the appropriate director or directors.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As described under the heading "Compensation Discussion and Analysis," our executive compensation program is designed to (1) attract, motivate and retain high-caliber leadership talent; (2) provide competitive compensation opportunities; (3) create incentives to achieve both short-term performance measures and long-term strategic goals; and (4) provide incentive programs that are linked to stockholder value. During the past year we have made adjustments to our compensation program to better meet these objectives. For additional information about our executive compensation program, please read the "Compensation Discussion and Analysis."
At our 2011 Annual Meeting, our stockholders voted in favor of holding an annual advisory vote on executive compensation. In line with this recommendation, our Board has decided to include an advisory stockholder vote on executive compensation in our proxy materials every year until the next required advisory vote on the frequency of stockholder advisory votes on executive compensation. We are asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, objectives and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote "FOR" approval of the following resolution at our 2014 annual meeting:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company's proxy statement is hereby APPROVED."
Requisite Vote
The advisory vote on the compensation of our named executive officers will be approved if the number of votes of authorized shares of our common stock cast in favor of this proposal exceeds the votes cast opposing this proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal. However, this say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our named executive officers.
In 2013, we received more votes against our “say-on-pay” proposal than for the proposal. As discussed in greater detail below, our Compensation Committee, our Chairman and management reached out to our largest stockholders as well as to proxy advisory firms to discuss our compensation philosophy, the unusual circumstances in 2012 with a number of senior named executive officers retiring as planned, our efforts to link more of our executive compensation to performance, and the other changes we made to our compensation program to address our stockholders' concerns.

THE BOARD RECOMMENDS
A VOTE "FOR" APPROVAL OF PROPOSAL 2.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP ("E&Y") as our independent registered public accounting firm for the fiscal year ending December 31, 2014. E&Y has been so engaged since 2002.
Ratification of the selection of E&Y by stockholders is not required by law. However, as a matter of internal policy and good corporate governance, such selection is being submitted to the stockholders for ratification at the Annual Meeting and it is the present intention of the Board to continue this policy. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain E&Y. If the selection of E&Y is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders.
A representative of E&Y will be present at the annual meeting and will be available to respond to appropriate questions. We do not anticipate that the representative will make a prepared statement at the meeting; however, he or she will have the opportunity to do so if he or she so desires.
The Company paid the following fees to E&Y for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2013 and 2012.

	2013	2012
Audit Fees	$789,551	$725,013
Tax Fees(1)	$64,152	$43,450
All Other Fees (2)	7,300	—
Total Fees	$861,003	$768,463

(1)	Tax Fees included fees related to federal and state tax compliance, tax advice and tax planning.

(2)	Consists of accounting consultations related to conflict minerals compliance.
Audit Committee Pre-Approval Policies and Procedures
In accordance with the SEC's rules requiring the Audit Committee to pre-approve all audit and non-audit services provided by our independent auditor, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services. The Audit Committee approved all services performed by E&Y in fiscal year 2013 in accordance with our formal policy on auditor independence.
Requisite Vote
The selection of our auditors will be ratified if the number of votes of authorized shares of our common stock cast in favor of the proposal exceeds the votes cast opposing the proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" APPROVAL OF PROPOSAL 3.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and the Compensation Committee Report shall not be deemed to be "Soliciting Material," and are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
As of December 31, 2013, the Audit Committee of Dynamic Materials Corporation (the "Company") was comprised of Messrs. Richard P. Graff (Chairman), David C. Aldous, Robert A. Cohen and James J. Ferris each of whom the Board of Directors of the Company has determined to be independent as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder; and the applicable rules of the NASDAQ. As required by the written Charter of the Audit Committee, the Audit Committee reviewed and discussed the Company's audited financial statements with the Company's management. The Audit Committee has also discussed with Ernst & Young LLP ("E&Y"), the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has received from E&Y the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with E&Y that firm's independence. Based upon these discussions and the Audit Committee's review, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.
Audit Committee Members:
Richard P. Graff, Chairman
David C. Aldous
Robert A. Cohen
James J. Ferris

COMPENSATION PROCEDURES
Our executive compensation program is administered by our Compensation Committee. Below is a discussion of the process and procedures followed by the Compensation Committee in determining the 2013 compensation for our named executive officers as well as in setting the 2014 compensation levels and framework for 2014 performance bonus opportunities.
Roles of the Parties Involved in Executive Compensation Decisions
Role of Compensation Committee.    As provided in the Compensation Committee Charter, the Compensation Committee is composed of at least three non-employee directors who are also "independent directors," as defined under the applicable corporate governance rules of NASDAQ, and operates pursuant to its charter. The Compensation Committee determines the compensation arrangements of our named executive officers and recommends to the Board for its consideration and approval, the aggregate amount of equity-based compensation for our other employees. The Compensation Committee seeks to ensure that our compensation policies and practices are consistent with our values and pay philosophy and support the successful recruitment, development and retention of executive talent who are focused on achieving our business objectives and optimizing our long-term financial returns to stockholders. Additional information regarding the Compensation Committee is contained in the section of this proxy statement entitled, "Board of Directors—Board Committees and Meetings—The Compensation Committee."
Role of Independent Compensation Consultant.    Since early 2006, the Compensation Committee has engaged an independent compensation consultant to assist the Compensation Committee in making compensation decisions with respect to the named executive officers. The compensation consultant to the Compensation Committee from mid-2009 until the 2013 annual stockholders meeting was the Harlon Group. After the 2013 stockholders meeting, the Compensation Committee engaged Pearl Meyer & Partners, LLC ("PM&P) to serve as its compensation consultant. The Compensation Committee engaged PM&P to review the Company's overall executive officer and director compensation in comparison to other comparably-sized public companies in industries similar to the Company's, to help the Compensation Committee identify the appropriate mix of compensation components for compensating our executive officers and to facilitate the Compensation Committee's determination of our executive officers' performance bonus payments. PM&P does not provide any other services to the Company or our management or have any other direct or indirect business relationships with us or our management. The Compensation Committee has assessed the independence of PM&P and concluded that its work does not raise any conflicts of interest.
Role of Chief Executive Officer in Compensation Decisions.    Our Chief Executive Officer confers with the chairman of the Compensation Committee in recommending for the Compensation Committee's approval the base salary compensation for the named executive officers other than himself. Our Chief Executive Officer also proposed recommendations to the Compensation Committee as to the performance of the named executive officers other than himself in meeting performance objectives for the qualitative portion of the 2013 performance bonus.
Meetings of Compensation Committee
The 2013 salary for Messrs. Longe, Santa and Nicol were set by the Compensation Committee at its January 2013 meeting, at which time it also approved the equity grant for Mr. Grieves and ratified his compensation package negotiated upon his joining the Company. Equity incentive awards for Messers. Santa and Nicol were also made at this January meeting; Mr. Longe's 2013 equity award was set in his employment agreement negotiated prior to his joining the Company. The Compensation Committee discussed and approved the new framework for the quantitative and qualitative performance bonus plan for DMC’s named executive officers at its January, February and March, 2013 meetings and set and communicated to the named executive officers both the quantitative and qualitative metrics and objectives by which they will be measured under this new plan.
Following the end of the fiscal year 2013 and availability of preliminary financial results for that year, the Compensation Committee at its February 2014 meeting reviewed the 2013 quantitative performance bonuses determined by formula for the named executive officers and determined the executive officers performance of the qualitative objectives. At this meeting the Compensation Committee also discussed and determined the quantitative and qualitative metrics and objectives to be used to measure the named executive officers in 2014 under the annual performance plan. They met with our Chief Executive Officer to communicate these metrics and objectives and directed him to present this information to the other named executive officers. Also at the February 2014 meeting the Compensation Committee changed our equity incentive program so that 50% of the maximum award is performance vesting.
The Compensation Committee reviewed and refined its philosophy on compensating our executive officers at each of the meetings at which it set compensation for 2013 and 2014. At the direction of the Compensation Committee, Harlon Group and PM&P, during their respective engagements, prepared various materials and analysis to assist the Compensation Committee in its review and determination of compensation for the named executive officers.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of Dynamic Materials Corporation has reviewed and discussed the "Compensation Discussion and Analysis" for the 2013 fiscal year with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in the Proxy Statement for the 2014 annual meeting of stockholders and incorporated by reference into the Company's annual report on Form 10-K for the year ended December 31, 2013.
Compensation Committee Members:
Robert A. Cohen, Chairman
David C. Aldous
James J. Ferris
Gerard Munera

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
We do not have any interlocking relationships between any director who currently serves or served during 2013 as a member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion & Analysis describes our compensation practices and the executive compensation policies, decisions and actions of our Compensation Committee with respect to compensation earned during 2013 by our former and current Chief Executive Officer, Chief Financial Officer and the Company's other two current executive officers, collectively referred to in this proxy statement as our named executive officers. Our named executive officers for 2013 were:

Name	Position
Yvon Pierre Cariou	Former Chief Executive Officer until March 1, 2013
Kevin T. Longe	Current Chief Executive Officer from March 1, 2013
Richard A. Santa	Senior Vice President, Chief Financial Officer and Secretary
Jeff Nicol	President and General Manager, NobelClad
Ian Grieves	President and General Manager, DynaEnergetics

Executive Summary

We have adopted an executive compensation program that is designed to incentivize management behaviors to make us an outstanding investment for shareholders. In addition to holding management accountable for accomplishing financial results, we insist on the highest standards of ethical conduct and operational safety, which we believe will position us for long-term success.
2013 Compensation Actions
We took several key actions impacting named executive officer compensation in 2013, as follows:

•
Base salaries of key employees (including those of our named executive officers) were generally increased by 2.5%, with the exception of Mr. Nicol who received a 5% increase in recognition of certain individual efforts.

•	Annual Incentives generally paid out at between 48-75% of target, which were based on achievement of specific objectives communicated to our named executive officers at the beginning of the year.

•
Long-term incentive awards in the form of time-based restricted stock were awarded to provide total compensation to our named executive officers at the median of the marketplace for comparable positions. Beginning in 2014, long-term awards will be made 50% in time-based awards, and 50% in performance-based stock awards that become payable on the third anniversary if and only to the extent of satisfaction of certain performance tests with the possibility that none of these 50% performance-vesting shares ever vests.

Governance Highlights
We seek to promote good governance and best practices in compensation. In particular:

•	With the exception of our Chief Executive Officer, we do not provide employment agreements to our named executive officers.

•	We do not provide Section 280G or any other tax gross-ups to our named executive officers.

•	We do not provide or contribute to any SERP or retirement programs.

•	Perquisites are kept at de minimis levels and do not play a significant role in our compensation program.

•	We conduct an annual risk assessment to track whether our compensation pay programs in any way incentivize inappropriate risk taking.

•	We maintain rigorous stock ownership guidelines.

•
Our compensation programs are a balanced portfolio of short-term vs. long-term, cash vs. equity and fixed vs. variable compensation, with the emphasis being on variable long-term compensation that is aligned with stockholder interests.

•	We maintain an independent Compensation Committee and have retained an independent compensation consultant.
In addition and as described in more detail throughout this proxy statement, we have made important changes in the past year to promote good governance and best practices. In particular, we:

•
Revised our Annual Incentive Plan as of 2013 so that annual cash incentive payments are now tied to achievement of specific financial and individual performance objectives that are challenging and communicated to our named executive officers at the beginning of the year (compared to our 2012 and prior years practice of discretionary awards and a performance plan tied to net income but with no hurdles for a minimum award).

•
Revised our Long-Term Incentive Plan as of 2014 to payout 50% in time-based restricted shares, and 50% in performance-based restricted shares whose vesting is tied to the achievement of specific performance objectives (compared to our prior practice of 100% time-based restricted stock).

•	Revised our peer group to be better aligned with the size of our Company.

•	Adopted anti-pledging and hedging policies.

•	Engaged in discussion to adopt a clawback policy in advance of final Dodd-Frank rules.
2013 Advisory Vote on Executive Compensation
At the 2013 annual stockholder meeting, the Company did not receive majority support from its stockholders on the advisory vote on executive compensation. The Company takes stockholder feedback very seriously, and following this vote, Company management conducted 61 meetings with current and prospective institutional stockholders. Our chairman and some of our independent directors participated in some of these stockholder meetings. Our Compensation Committee and Board, among other things, referenced the investor discussions in developing executive compensation programs for 2013 and 2014.
Using feedback from our stockholders, we made significant changes to executive compensation and corporate governance in 2013 and 2014 as summarized below. We also reached out to our largest 15 stockholders to highlight some of these changes and to offer to have members of our Compensation Committee and management talk with these stockholders to individually address any concerns they had regarding compensation.

Past Practice and Stockholder Opinion	Changes in 2013 and 2014
Yvon Cariou served as Chief Executive Officer until his retirement in March 2013.	Kevin Longe became our Chief Executive Officer in March 2013. Mr. Cariou continues to serve on the Board of Directors.
Our Board announced its plan to appoint Rolf Rospek and Yvon Cariou, two former executive officers, to the Board’s Corporate Governance and Nominating Committee (the “Governance Committee”) to be effective in May 2013, following the annual meeting. Because Messers Cariou and Rospek are former employees of the Company, they are not yet considered “independent” directors for purposes of the listing requirements of Nasdaq.

In light of stockholder concern about directors who were not yet independent serving on the Governance Committee, on May 22, 2013 the Governance Committee and the Board determined not to appoint Messers Cariou and Rospek as members of the Governance Committee.

Aside from the stockholder-approved Performance-Based Plan, that provided incentive compensation based on net income, with no initial hurdle before payment, additional annual incentive bonus for fiscal year 2012 was generally determined at the discretion of the Compensation Committee based on their assessment of company and individual performance.

The Performance-Based Plan that provided incentive compensation as a percentage of net income, with no hurdle rate before payment, has been terminated. In 2013 the Compensation Committee adopted an annual performance bonus plan where 70% of the performance bonus is tied to quantitative measures and 30% is tied to qualitative measures. The quantitative measures for 2013 were a combination of revenues and Adjusted EBITDA and no bonus was earned unless a minimum hurdle had been met. The 2014 annual performance bonus plan is structured similarly to the 2013 annual performance bonus plan.

Equity grants were made in restricted stock that vested over a three year period.
In 2014 equity awards consist 50% of restricted stock that vests over a two year period and 50% of performance vesting restricted stock that will only vest at the end of a three year period if pre-determined 2-year absolute Adjusted EBITDA and 2-year relative total shareholder return goals are achieved.

Stockholders did not view the compensation program for the former Chief Executive Officer to be sufficiently performance-based.
As noted above, Mr. Longe was appointed Chief Executive Officer in March 2013. 31% of his 2013 target total compensation was performance based and 50% of his 2014 target total compensation is performance based.

The compensation peer group used to benchmark 2012 compensation included companies with revenues larger than the Company’s revenues.
The Compensation Committee approved a new peer group in November 2013 that was used to benchmark 2014 compensation. The updated peer group's 2013 median revenues and market capitalization are well aligned with the Company’s 2013 revenues and market capitalization.

There was no anti hedging/pledging policy in place.	In February 2014, our Board adopted a policy prohibiting our officers and directors from pledging shares of the Company’s stock.
There was no claw-back policy in place.	The Compensation Committee is developing a claw-back policy for 2014 that will become effective upon approval by the Board.
As summarized in the table above, the Compensation Committee has made revisions to the annual performance bonus plan for 2013, changing the quantitative performance criteria from one based upon a percentage of net income with no minimum hurdle rate to one based upon a combination of revenues and Adjusted EBITDA with minimum hurdle rates for each and adding qualitative performance objectives. This increased emphasis on quantitative performance with similar performance parameters has continued for the 2014 annual performance bonus. Similarly, the Compensation Committee, in consultation with its compensation consultant, PM&P, has revised the long-term equity incentive program such that 50% of restricted stock grants vest based on achievement of performance objectives.
The Board has also adopted a policy prohibiting our directors and executive officers from pledging shares of the Company’s stock and has made other changes in corporate governance procedures to which certain stockholders objected. The Committee anticipates continuing engagement with stockholders to further understand their views on our compensation programs and align their interests with our executive compensation program.
Philosophy and Objectives of Our Executive Compensation Program
Our compensation philosophy is to: (i) provide a compensation program that attracts, motivates, and retains high-caliber leadership talent; (ii) offer compensation opportunities that are competitive with those provided by other comparable U.S. public companies as determined by our market research; (iii) create incentive compensation opportunities that emphasize the importance of achieving both short-term performance measures (i.e., annual) and long-term strategic goals; and (iv) sponsor performance pay programs that are linked to stockholder value. The primary elements of our executive compensation program include base salary, an annual performance bonus based on achievement of quantitative and qualitative objectives and equity grants of restricted stock or, for non-U.S. officers, restricted stock units.
Below is a brief summary of the objectives of our executive compensation program:
1.Linkage to Performance.    Our executive compensation program is designed to link executive compensation to the Company's performance as well as the individual executive's performance. A sizable portion of each named executive officer's total compensation package is linked to accomplishing specific and measurable goals. Our philosophy on annual and long-term incentive compensation is that it should vary with our performance, relative to budgets, goals and expectations. For 2013 and 2014, the Compensation Committee used Adjusted EBITDA and revenue as the minimum, target and maximum performance measures for the award of the quantitative portion of performance bonuses.
We believe that the interests of our named executive officers should be closely aligned with those of our stockholders. We have historically granted shares of restricted stock to our executive officers to reinforce a long-term focus on delivering value to stockholders. The Compensation Committee believes that our performance bonuses and equity awards provide compensation opportunities that are driven by the Company's performance. Our equity awards are performance based because they take into account the increase or decrease in the trading price of our common stock over a period of years and encourage our executive officers to focus on increasing stockholder value. To tie our equity awards even more directly to our performance, the Compensation Committee has adopted new vesting criteria for our 2014 restricted stock equity awards to our named executive officers, providing that the vesting of 50% of the maximum amount is tied to performance objectives (achieving Adjusted EBITDA targets and the total return to our stockholders compared to the total stockholder return of our peer group).
2.    Meaningful Ownership Guidelines.    Our Compensation Committee and Board strongly believe that the best way to strengthen the link between our named executive officers and directors and our stockholders is to encourage our directors and executive officers to own a significant amount of our common stock. After a five-year phase-in period, our Chief Executive Officer is expected to hold common stock with a value that is at least five times his base salary. After a three-year phase-in period, each of our other named executive officers is expected to hold common stock equal to the aggregate number of shares awarded to such officer over the preceding three year period, less the amount of stock equal in value to the taxes paid on such stock award. Within five years of election as a non-employee director, each non-employee director is expected to hold common stock with a value that is at least five times the annual director cash retainer.
3.    Appropriate Pay Mix.    We strive for a pay mix that reflects our compensation philosophy and performance-based compensation culture. A high proportion of total pay of our named executive officers is based on performance bonuses and equity awards that tie compensation to the Company's performance as well as the performance of the executive. Approximately two-thirds or more of the total compensation package of our Chief Executive Officer and one-half or more of the total compensation packages of our named executive officers is intended to be delivered through non-salary, short-term and long-term incentives.
4.    Market-Based Compensation Levels.    We operate in a competitive business environment; therefore, our compensation program is intended to support our goal of attracting and retaining highly talented executives. We believe our named executive officers should be compensated relative to the market median of comparable companies and consistent with the Company's performance.
Since 2006, we have annually compared the compensation of our named executive officers to market data gathered by our compensation consultant to help establish compensation levels for each executive. See "Peer Group Research/Benchmarking" below. We selected median as the targeted level of compensation as we do not intend to pay compensation at levels significantly below or above the midpoint of our competitive market, taking into account the Company's performance compared to that of the peer group. In comparing actual total direct compensation paid to our named executive officers for 2013 against the actual median of our peer group for the same year, we note that our compensation was within the median range of the peer group.
5.     Limited Employment Agreements and Severance Protection.    In 2013 we entered into a new employment agreement with Mr. Longe in connection with him assuming his role as our Chief Executive Officer as well as a severance agreement with Mr. Santa. We do not have agreements with the other named executive officers. The primary purpose of Mr. Longe’s agreement is to set forth with clarity the terms and conditions of his employment, to protect us from certain business risks (e.g., disclosure of trade secrets and improper competitive conduct), and to specify our right to terminate the employment relationship under various conditions. The agreements for both Messrs. Longe and Santa also protect the executive from certain risks, including termination of employment without cause. Mr. Longe's employment agreement provides for certain special terms pertaining to a change in control of the Company, while Mr. Santa’s agreement does not contain such terms.

A summary of the provisions of the agreements for Messrs. Longe and Santa can be found below under "Employment Agreements."
Peer Group Research/Benchmarking
At the direction of the Compensation Committee, Harlon Group researched market compensation levels and trends and presented its reports in November 2012 for the Compensation Committee's 2013 compensation decisions. At that time the Compensation Committee, with the assistance of Harlon Group, reset the Company’s peer group used in 2012 to reflect the larger contribution, on a percentage basis, made by the oilfield products segment to the Company's financial results. In connection with the engagement of a new compensation consultant and the addition of a new member on the Compensation Committee, the Compensation Committee directed PM&P to review the Company’s peer group used for 2013 compensation and to propose a group that better met the current size, extent of global operations and industry of the Company. This research gathered by both consultants focused on all aspects of compensation for our named executive officers. The research included identifying compensation levels by executive position, with a break-out by salary, bonus and equity grants. Among other things, the research also identified the proportion of total pay that is based on performance as well as the compensation for various executive officer positions relative to one another. The research compared the Company's historic levels of executive compensation to that of the median and mean of comparator groups.
2013 Compensation-Reset 2012 Comparator Group.    For 2013 compensation decisions, Harlon Group gathered research data from several different data sources, including various executive compensation surveys of companies in metal fabrication, advanced metals and oilfield products and services industries and comparable annual revenues (ranging from $137 million to $480 million, and a median of $253 million). The reset 2012 peer group consists of: Cal Drive International, Inc., Compx International Inc., Forbes Energy Services Ltd., Friedman Industries, Incorporated, The Gorman Rupp Company, Gulf Island Fabrication, Inc., Insteel Industries, Inc., Material Sciences Corporation, MFRI, Inc., NN, Inc., PGT, Inc., RBC Bearings Incorporated, Sun Hydraulics Corporation; Synalloy Corporation, and Universal Stainless & Alloy Products, Inc.
2014 Compensation-New 2014 Peer Group.  For 2014 compensation decisions, in late 2013 PM&P gathered research data from several different data sources, including various executive compensation surveys of companies in industrial machinery and oilfield products and services industries and comparable annual revenues (ranging from $109 million to $526 million, and a median of $234 million) and market capitalization (ranging from $70 million to $1.1 billion, and a median of $278 million) to construct an appropriate peer group, a number of companies of which were in DMC’s previous peer group. The Compensation Committee Chairman reviewed the initial list and provided comments to make the peer group better match the Company’s size and global operations. He also consulted with the Chief Executive Officer on the size, operations and other parameters used for identifying peer companies. PM&P further refined the list of peer companies based on this input from the Compensation Committee. In November 2013, the Compensation Committee approved the following 18-company peer group: Ampco-Pittsburgh Corporation, Cal Drive International, Inc., Core Molding Technologies, Inc., Electro Scientific Industries Inc., Flow International Corporation, The Gorman Rupp Company, Graham Corporation, Hurco Companies, Inc., Kaydon Corporation, The L.S. Starrett Company, Lydall, Inc., MFRI, Inc., NN, Inc., PMFG, Inc., Rudolph Technologies, Inc., Sun Hydraulics Corporation; Tesco Corporation and Ultratech, Inc.
Primary Elements of Our Executive Compensation Program
Our philosophy regarding each element of our executive compensation program is as follows:
1. Base salary is what we pay our named executive officers for their efforts for doing their job, given their scope of responsibility and their accountability for results that impact our success;
2. An annual performance bonus is what we pay our named executive officers for the results of their efforts, 70% of which is based on the achievement of quantitative performance objectives and 30% of which is based on performance of qualitative objectives established by the Compensation Committee; and
3. Long-term equity incentive compensation is what we pay executives as forward looking incentives to promote long-term results for their efforts, for growing the value of the enterprise, and for enhancing value for our stockholders.
Base Salary.    When establishing base salaries for our named executive officers, the Compensation Committee considers compensation paid for similar positions at peer companies included in compensation surveys. See “Peer Group Research/Benchmarking” above. Using this information, it establishes salary guidelines that reflect the responsibilities of the executive in relation to similar positions in comparable companies. The Compensation Committee considers the named executive officer's performance against certain corporate objectives, such as successful execution of our strategies; comparisons of budgeted amounts to actual amounts; and our overall profitability. Other factors, such as specific job responsibilities, length of time in their current position, and the potential for future advancement influence the Compensation Committee's final determination of salaries for the named executive officers. When we hire new executives, we also base initial salary compensation on market data of compensation packages for similarly talented executives and the compensation necessary to cause the desired executives to leave their current employment and join the Company. If an executive recruiting professional is used, the Compensation Committee often will consult with the recruiter as to the salary necessary to secure the employment of the executive. In 2014 we increased the base salary of Mr. Nicol by 5.0% in recognition of his individual efforts and that of our other named executive officers by 2.5%, the amount generally by which the base salaries of other members of management and key employees were increased this year. In consulting with its compensation consultant, the Compensation Committee determined that this across-the-board salary increase was in line with market conditions.
Annual Performance Bonus.    We provide annual performance bonus awards for our named executive officers to promote individual performance in meeting or exceeding objectives contained in the Company's strategy. For 2013 we adopted a new annual performance bonus plan, which is based 70% on quantitative measures and 30% on qualitative measures. The plan allows for payments between 0% (threshold) and 180% (maximum) of the target amount, which is a specified percentage of the named executive officer’s base salary. The target amount ranges from 100% of base salary of our Chief Executive Officer to 60% and 40% of base salary for our other named executive officers. This strategy and the performance objectives are updated and reviewed annually. Our objectives consist of operating, strategic, and financial goals that are considered critical to our fundamental long-term goal of building stockholder value.
At the start of each fiscal year, the Compensation Committee reviews and approves our quantitative performance metrics for the named executive officers. These quantitative performance objectives are also used for performance bonuses for officers and employees other than the named executive officers. The qualitative measures, which are also established at the first of the year, differ based on the role and responsibilities of the respective named executive officer. For 2013, these measures included the rapidity and success at assuming a new leadership role, recruiting and successfully deploying talented leadership teams, reducing operational and financial inefficiencies, and other similar objectives. After the end of the fiscal year, the quantitative portion of the performance bonus is determined based upon achievement of the financial or quantitative objectives. The Compensation Committee also determines the amount to award as a qualitative bonus based on the performance of each named executive officer in meeting these qualitative performance objectives. Awards are paid in cash following such determinations.
For 2013, to obtain the target amount of the quantitative portion of the annual incentive bonus, the Company would have had to have achieved a combination of a specified amount of revenues that is greater than 2012 revenues and a specified amount of Adjusted EBITDA that is greater than 2012 Adjusted EBITDA. As the minimum Adjusted EBITDA threshold was not met in 2013, no incentive bonus was earned as to the quantitative portion related to the Company’s performance. For Messers. Nicol and Grieves, their quantitative portion of the annual incentive bonus was tied to a combination of revenues and Adjusted EBITDA for the respective business segments that they manage. Only in the case of Mr. Nicol was the combination of revenues and Adjusted EBITDA for his business segment beyond the minimum award threshold.
This new plan replaces both our previous performance-based plan and our previous annual performance bonus plan used in 2012 and earlier years. The previous performance-based plan provided performance bonuses based on net income and had no hurdle before an award was earned. The previous annual performance bonus plan provided cash bonuses determined by the Compensation Committee based on how it determined our named executive officers achieved certain non-objective performance goals.
Long-Term Equity Incentives.    We currently provide long-term incentive awards to our named executive officers through our 2006 Stock Incentive Plan. The purpose of the 2006 Stock Incentive Plan is to enable us to attract, retain and motivate our named executive officers and to align a significant portion of executive compensation with the long-term interests of our stockholders. While the 2006 Stock Incentive Plan permits a broad range of types of equity grants, in the past several years we have only made awards in the form of restricted stock grants. We have used restricted stock grants typically to retain the executive over a long time-frame and further strengthen the link between the named executive officer's compensation and the goal of building long-term value for stockholders. To the extent that dividends are declared and paid by the Company, any such dividends are paid on shares of restricted stock held by our named executive officers both prior to and after their vesting dates.
In January 2013, we made grants of restricted stock to our named executive officers as described below in greater detail. Mr. Longe's 2013 equity award, which was negotiated prior to his joining the Company, was awarded in March 2013 when he became our Chief Executive Officer. As was our practice the previous several years, these grants vest in equal installments over three years, subject to continued employment with us.
In 2014, the Compensation Committee changed the vesting of our restricted stock awards to named executive officers to be 50% based on achievement of performance objectives and 50% based upon time passage. Under this new vesting schedule, one-quarter of the shares vest on each of the first and second anniversaries of the grant date. On the third anniversary, all or a portion of the remaining one-half of the shares will vest based on a formula that takes into account the Company’s achievement of Adjusted EBITDA compared the target amount and the relative total return to the Company’s stockholders in comparison to the total stockholder return of the Company’s peer group of public companies. Under this formula, the target amount is 25% of the total restricted stock award decreased to 0% or increased to 50% by the net amount of (i) the percentage by which the average Adjusted EBITDA of the Company for the two fiscal years following the grant date is less or more than the target Adjusted EBITDA approved by the Compensation Committee for the first fiscal year following the grant date, and (ii) the percentage by which the total annual stockholder return on the Company’s stock over the second fiscal year following the grant date is less or more than the average total stockholder return calculated on a similar basis for the stock of the Company’s peer group at the time of the stock award. The board approved target Adjusted EBITDA for 2014 at an amount greater than the 2013 target amount.
Compensation Decisions for Our Named Executive Officers
Compensation of Chief Executive Officer.    When the Company hired Mr. Longe as its Chief Operating Officer on July 17, 2012, it negotiated the compensation package it would offer him if the Board later chose him as the Company’s Chief Executive Officer. Mr. Longe became our President and Chief Executive Officer effective March 1, 2013 and received the previously-negotiated compensation package. In negotiating the compensation package, the Compensation Committee focused on competitive market levels of compensation to attract a chief executive officer with the desired strategic, financial and leadership skills to ensure our growth and success, as well as Mr. Longe's experience. The Compensation Committee chose a lesser compensation amount than being paid to its soon-to-retire Chief Executive Officer given their comparative levels of experience. The Compensation Committee used the change in Chief Executive Officers as an opportunity to change its performance-based compensation plan, which had been tied solely to net income with no minimum hurdle amount, to a more flexible performance-based plan with metrics that could be changed from year to year to match objectives the Company wants to reward.
Base Salary. For 2013, Mr. Longe's annual base salary was $350,000 during his service as our Chief Operating Officer and was increased to $430,000 per year upon him becoming our Chief Executive Officer on March 1, 2013. The Compensation Committee increased Mr. Longe's base salary to $440,750 for 2014, an increase of 2.5%, the amount by which base salaries for most of our management has increased for 2014.
Performance Bonus. We paid Mr. Longe a bonus of $230,000 for his qualitative performance in 2013. This reflects an approximately 178% (out of a maximum 180%) award of the 30% qualitative portion of his target incentive bonus of $430,000 (100% of his base salary). Because the target financial performance objectives for the Company were not achieved in 2013, Mr. Longe was not awarded any amount under the quantitative portion of our annual performance bonus program. At the end of 2012, the Compensation Committee determined and discussed with Mr. Longe the qualitative leadership objectives on which it would measure his performance when he became the Chief Executive Officer. In early 2014, the Compensation Committee determined the amount of this qualitative performance bonus based on Mr. Longe's achievement of these important non-objective corporate goals, including his rapid and successful assumption of his new duties, his work in reinforcing and professionalizing the structure of the Company, his successful recruiting of key leaders, especially for the DynaEnergetics business, and his improvement of the cash position of the Company.
Mr. Longe is eligible for a 2014 total bonus opportunity in a target amount up to 100% of his base salary (maximum amount of 180% of base salary).
Long-Term Incentives. We granted Mr. Longe a maximum restricted stock award of 40,000 shares effective February 19, 2014. These shares of restricted stock are scheduled to vest 50% based on achievement of certain financial performance objectives and 50% based on the passage of time, as described above. The Compensation Committee determined the size of the award taking into account market data from Company's peer group for chief executive officers and that a substantial portion of the award was at-risk with the new performance vesting. The Compensation Committee also wanted Mr. Longe to begin building a larger equity ownership interest in the Company to better align his interest with that of our stockholders. In March 2013, we granted 30,000 shares of restricted stock to Mr. Longe, vesting over three years, based upon the negotiated compensation package offered to him at date of hire if the Board later chose him as the Company's Chief Executive Officer.
Compensation of the Other Named Executive Officers.
Richard A. Santa - Senior Vice President, Chief Financial Officer and Secretary.
Base Salary.    For 2013, Mr. Santa's base salary was $309,519, a 2.5% increase from 2012. The Compensation Committee determined to increase Mr. Santa's base salary to $317,257 for 2014, an increase of 2.5%.
Performance Bonus.    We paid Mr. Santa a bonus of $90,000 for his qualitative performance in 2013. This reflects an approximately 162% (out of a maximum 180%) award of the 30% qualitative portion of his target incentive bonus of $185,712 (60% of his base salary). Because the target financial performance objectives were not achieved in 2013, he was not awarded any amount under the quantitative portion of our annual performance bonus program. At the end of 2012, the Compensation Committee determined the qualitative objectives on which it would measure Mr. Santa’s performance in furthering the strategy of the Company, particularly with assisting the successful succession of a new Chief Executive Officer of the Company. The Compensation

Committee based Mr. Santa’s qualitative bonus primarily on the role he played in supporting Mr. Longe’s successful transition as the Company’s new Chief Executive Officer.
Mr. Santa is eligible for a 2014 total bonus opportunity in a target amount up to 60% of his base salary (maximum amount of 108% of base salary).
Long-Term Incentives.    We granted Mr. Santa a maximum restricted stock award of 16,667 shares effective February 19, 2014, 50% of which are performance vesting. The Compensation Committee determined the size of the award taking into account market data from Company’s peer group and that a substantial portion of the award was at-risk with the new performance vesting. In May 2013, we granted 30,000 shares of restricted stock to Mr. Santa as a retention bonus through 2016 as the Company engages Mr. Santa in developing and implementing its senior leadership succession plan. The shares will vest in full upon (i) the date Mr. Santa retires from employment with the Company on or after December 19, 2016, (ii) the date Mr. Santa retires from employment with the Company provided that such date is at least 18 months following May 29, 2013 and the Board of Directors of the Company has approved such retirement date, or (iii) the date that the Company terminates Mr. Santa’s employment without Cause, as such term is defined in his severance agreement. In January 2013, we granted 12,500 shares of restricted stock to Mr. Santa, vesting over three years.
Jeff Nicol - President and General Manager, NobelClad.
Base Salary.    For 2013, Mr. Nicol's base salary was $215,250. The Compensation Committee determined to increase Mr. Nicol's base salary to $226,013 for 2014, an increase of 5%. The Compensation Committee increased his salary at a larger percentage than the other named executive officers to reflect his individual efforts and growth in leadership.
Performance Bonus.    We paid Mr. Nicol a total bonus of $65,006 for his performance in 2013. This bonus was comprised of two components: $39,176 for the attainment of financial performance of the Nobelclad division as specified in the quantitative portion of our annual performance bonus program, and $25,830 for performance of qualitative objectives. This reflects a 65% (out of a maximum 180%) award of the 70% quantitative portion and a 100% (out of a maximum 180%) award of the 30% qualitative portion of his target incentive bonus of $86,100 (40% of his base salary). At the end of 2012, the Compensation Committee, in consultation with Mr. Longe, determined the qualitative objectives on which it would measure Mr. Nicol’s performance in furthering the strategy of the Company and its Nobelclad business. In February 2014, the Compensation Committee determined the amount of this qualitative performance bonus based on how well the Committee believed Mr. Nicol achieved these important non-objective corporate goals, including integration of a new global leadership team, implementation of a new ERP system for NobelClad's U.S. operations, and optimization of sales, operating and financial performance in the face of challenging market conditions.
Mr. Nicol is eligible for a 2014 total bonus opportunity in a target amount up to 40% of his base salary (maximum amount of 72% of base salary).
Long-Term Incentives.    We granted Mr. Nicol a maximum restricted stock award of 10,667 shares effective February 19, 2014, 50% of which are performance vesting. The Compensation Committee determined the size of the award taking into account Mr. Nicol’s position within the Company’s senior leadership group, the importance of Nobelclad to the Company’s generation of cash, market data from Company’s peer group and that a substantial portion of the award was at-risk with the new performance vesting. In January 2013, we granted 8,000 shares of restricted stock to Mr. Nicol, vesting over three years.
Ian Grieves - President and General Manager, DynaEnergetics.
Base Salary.    Mr. Grieves joined the Company in January 2013. For 2013, Mr. Grieves' base salary was €200,000 ($265,600 based on a December 31, 2013 exchange rate). We based Mr. Grieves salary on market terms for an executive with Mr. Grieves’s experience and leadership skills in global operations. The Compensation Committee increased Mr. Grieves's base salary to €205,000 ($272,240 based on a December 31, 2013 exchange rate) for 2014, an increase of 2.5%.
Performance Bonus.    We paid Mr. Grieves a bonus of $57,240 for his qualitative performance in 2013. This reflects the maximum 180% award of the 30% qualitative portion of his target incentive bonus of $106,000 (40% of his base salary). Because the target financial performance objectives for Dynaenergetics were not achieved in 2013, he was not awarded any amount under the quantitative portion of our annual performance bonus program. In February 2014, the Compensation Committee agreed with Mr. Longe's recommendation as to the amount of the qualitative award in light of Mr. Grieves' performance in achieving important non-objective corporate goals set by Mr. Longe when Mr. Grieves joined the Company. These goals primarily related to his work in building a deeper management team, improving certain financial and operating practices at DynaEnergetics, and effectively managing a large capital expenditure budget that included the successful completion of one greenfield manufacturing project and substantial progress on a second project.

Mr. Grieves is eligible for a 2014 total bonus opportunity in a target amount up to 40% of his base salary (maximum amount of 72% of base salary).
Long-Term Incentives.    We granted Mr. Grieves a maximum restricted stock award of 10,667 shares effective February 19, 2014, 50% of which are performance vesting. The Compensation Committee determined the size of the award taking into account Mr. Grieves' position within the Company’s senior leadership group, the importance of Dynaenergetics to the Company’s growth plans, market data from Company’s peer group and that a substantial portion of the award was at-risk with the new performance vesting. In January 2013, we granted 8,000 shares of restricted stock to Mr. Grieves, vesting over three years.
Yvon Cariou - Former Chief Executive Officer until March 1, 2013.
A key task in 2012 and 2013 for our former President and Chief Executive Officer Mr. Cariou was to assist the Board in planning for and implementing the Chief Executive Officer succession initiative upon his retirement. The Compensation Committee determined that Mr. Cariou was instrumental in this critical process which led to the hiring of Mr. Longe as the Company's Chief Operating Officer in mid-2012 and his becoming the Company's President and Chief Executive Officer on March 1, 2013. So as to remove any compensation considerations from the decision as to the appropriate date for Mr. Longe's appointment as Chief Executive Officer and Mr. Cariou's retirement from that position, in 2012 the Compensation Committee determined to pay Mr. Cariou as compensation for 2013 an amount equal to his 2012 compensation, regardless of the date in 2013 that Mr. Cariou and the Board determined as the time for the transition to a new Chief Executive Officer.
On January 16, 2013, in light of Mr. Cariou's planned retirement on March 1, 2013, we paid him cash in lieu of shares in an amount equal to the value of the number of shares of stock awarded in 2012 based on the closing price of the Company's stock on that day. In anticipation of the retirement of Mr. Cariou after long service to the Company, the Compensation Committee accelerated the lapse of all remaining restrictions on all restricted stock previously granted to him, effective upon his respective retirement dates.
In consideration of Mr. Cariou's long and successful service to the Company, the Compensation Committee made a special award to Mr. Cariou upon his March 1, 2013 retirement of 70,000 shares of common stock, payable in shares or cash, at his election, equal to the closing price on his retirement date. Mr. Cariou elected to receive payment of this special award through the issuance of 37,650 shares of common stock and a cash payment of $550,274, which was equal to 32,350 shares multiplied by the March 1, 2013 closing price of $17.01 per share.
Impact of Regulatory Requirements
Income Tax Considerations.    Under Section 162(m) of the Internal Revenue Code, unless various conditions are met that enable compensation to qualify as "performance-based," the annual compensation paid to our Chief Executive Officer and Chief Financial Officer (as well as to Messrs. Nicol and Grieves for any fiscal year if the Compensation Committee includes them under the plan at the first of such fiscal year) who are covered employees will be tax-deductible only to the extent that it does not exceed $1,000,000. The 2006 Stock Incentive Plan as well as the Performance Based Plan have been designed to permit the Compensation Committee to grant awards that may qualify as performance-based compensation for purposes of Section 162(m) of the Code provided certain other requirements are met. The Compensation Committee generally intends that compensation paid by us will be tax-deductible. However, it may choose to pay nondeductible compensation if it deems it necessary or desirable to attract, retain and reward the executive talent necessary for our success. For example, restricted stock awards that include time-based vesting do not satisfy the conditions of Section 162(m) of the Code for qualifying performance-based compensation.
Accounting Considerations.    We are required to treat stock options and restricted stock as an expense under FASB ASC Topic 718, "Share-Based Payments." The Compensation Committee takes this requirement into account in setting the awards under the 2006 Stock Incentive Plan and the vesting schedule that attaches to those awards.
Adoption of Anti-Pledging Policy
In February 2014, our Board adopted a policy prohibiting our officers and directors from pledging shares of the Company's stock and directed the Compensation Committee to prepare a claw-back policy for the Board's subsequent review and approval.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Kevin T. Longe(2)	2013	$416,667	$—	$510,300	$230,000	$132,726	(3)	$1,289,693
Chief Operating Officer	2012	$155,340	$200,000	$—	$—	$50,086	(3)	$405,426
(until March 1, 2013)
Chief Executive Officer
(from March 1, 2013)

Yvon Pierre Cariou(4)	2013	$483,147	$419,226	$640,427	$—	$1,041,368	(5)	$2,584,168
Chief Executive Officer	2012	$483,147	$126,826	$630,000	$292,400	$38,388	(5)	$1,570,761
(until March 1, 2013)	2011	$469,075	$117,269	$647,900	$312,275	$36,216	(5)	$1,582,735

Richard A. Santa	2013	$309,519	$—	$690,850	$90,000	$39,415	(6)	$1,129,784
Senior Vice President,	2012	$301,970	$58,582	$262,500	$116,960	$39,987	(6)	$779,999
Chief Financial Officer	2011	$293,175	$62,300	$292,600	$124,910	$37,578	(6)	$810,563
and Secretary

Jeff Nicol	2013	$215,200	$—	$124,000	$65,006	$22,362	(7)	$426,568
President and General
Manager, NobelClad

Ian Grieves	2013	$264,714	$—	$62,520	$57,240	$24,498	(8)	$408,972
President and General
Manager, DynaEnergetics
(from January 22, 2013)

(1)
Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used to determine the amounts in this column are the same as those used in the valuation of compensation expense for our audited financial statements. This column was prepared assuming none of the awards will be forfeited. The grant date fair values of restricted stock awards were based on the market price of our stock on the grant dates. For additional information about these restricted stock awards, refer to Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	Mr. Longe commenced employment with us in July 2012 as our Chief Operating Officer and became our Chief Executive Officer on March 1, 2013.

(3)
Includes housing and relocation expenses of $97,775 in 2013 and $30,025 in 2012, expenses relating to a company-leased automobile that was provided to Mr. Longe of $19,751 in 2013 and $11,820 in 2012, matching contributions under the company's 401(k) plan of $10,200 in 2013 and $3,241 in 2012, and $5,000 in 2013 and 2012 for reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(4)	Mr. Cariou retired from employment with the Company on March 1, 2013. He will receive no further compensation from the Company in 2014 other than the compensation he will receive as a director.

(5)
Includes $1,015,274 retirement cash payout, expenses relating to a company-leased automobile that was provided to Mr. Cariou ($12,594 in 2013, $16,210 in 2012 and $16,612 in 2011), matching contributions under the company's 401(k) plan ($10,200 in 2013, $10,000 in 2012 and $9,800 in 2011), life insurance premium payments ($3,300 in 2013, $7,178 in 2012 and $4,804 in 2011), and $5,000 in 2012 and 2011 for the reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(6)
Includes expenses relating to a company-leased automobile that was provided to Mr. Santa ($14,813 in 2013, $16,191 in 2012 and $14,540 in 2011), matching contributions under the company's 401(k) plan ($10,200 in 2013, $10,000 in 2012 and $9,800 in 2011), life insurance premium payments ($9,402 in 2013, $8,796 in 2012 and $8,238 in 2011), and $5,000 in 2013, 2012 and 2011 for the reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(7)
Includes expenses relating to a company-leased automobile that was provided to Mr. Nicol of $12,162 and matching contributions under the company's 401(k) plan of $10,200. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(8)
Includes expenses relating to a company-leased automobile that was provided to Mr. Grieves of $16,530 and company contributions to pension plan of $7,968. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.). Mr. Grieves's compensation is paid to him in Euros. All amounts included in this and other tables are described in U.S. dollars and were converted using an average exchange rate for 2013 of approximately 1.3280.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR-END 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(2)
Kevin T. Longe(3)	N/A	$—	$430,000	$774,000
Restricted Stock	3/1/2013				30,000	$510,300

Yvon Pierre Cariou
Restricted Stock	3/1/2013				37,650	$640,427

Richard A. Santa(3)	N/A	$—	$185,712	$334,281
Restricted Stock	1/16/2013				12,500	$193,750
Restricted Stock	5/29/2013				30,000	$497,100

Jeff Nicol(3)	N/A	$—	$86,100	$154,980
Restricted Stock	1/16/2013				8,000	$124,000

Ian Grieves(3)	N/A	$—	$106,000	$190,800
Restricted Stock	1/22/2013				4,000	$62,520

(1)
Actual amounts paid pursuant to our non-equity incentive plan are reported in the non-equity incentive plan column of the Summary Compensation Table. With respect to Messers. Longe, Santa, Nicol and Grieves, these numbers represent threshold, target and maximum amounts that could have been earned under our annual performance bonus plan, which is based 70% on quantitative measures and 30% on qualitative measures, and allows for payments between 0% (threshold) and 180% (maximum) of the target amount, which is a specified percentage of base salary. At the time these measures are set and communicated to our named executive officers, they are substantially uncertain.

(2)
Awards granted to all named executive officers, with the exception of Mr. Longe, were in the form of shares of restricted stock awards or units granted under the 2006 Stock Incentive Plan, that vest one-third on each of the first three anniversary dates. The award granted to Mr. Longe was granted outside our 2006 Plan per specific exemptions in the Nasdaq regulations and vest one-third on each of the first three anniversary dates. In accordance with FASB ASC Topic 718, the grants reflects the grant date fair value of the awards based upon the quoted closing market price per share of our common stock on the respective dates. The closing market price on January 16, 2013, January 22, 2013, March 1, 2013 and March 29, 2013 were $15.50, $15.63, $17.01 and $16.57, respectively. Dividends of $0.12 per share were paid in 2013 on restricted stock awards granted to Messrs Cariou, Longe, Santa and Nicol. The award granted to Mr. Grieves was in the form of a restricted stock unit which does not qualify for dividends until shares of common stock are issued on each of the respective vesting dates.

(3)
Non-equity incentive plan awards for each of Messers. Longe, Santa, Nicol and Grieves each consists of the qualitative portion of the incentive plan and the quantitative portion of the incentive plan. The qualitative measures for each officer are based on the performance of that officer’s individual and specific responsibilities in meeting the strategy and objectives set by the Board for the Company. The quantitative portion of the plan awards for Messers. Longe and Santa is based on the revenue and Adjusted EBITDA achieved in 2013 by the Company and, in the case of Messers. Nicol and Grieves, the revenue and Adjusted EBITDA of the Nobelclad and DynaEnergetics divisions, respectively.

EMPLOYMENT AGREEMENTS
During 2013, the Company had an employment agreement with Mr. Longe and a severance agreement with Mr. Santa. The Company and Mr. Longe initially entered into an employment agreement effective July 17, 2012, for his service as our Chief Operating Officer. This agreement was replaced by a new employment agreement, effective March 1, 2013, when he became the Company's President and Chief Executive Officer.
Kevin T. Longe
On June 8, 2012, the Company entered into an employment agreement with Mr. Longe to serve as the Company's Chief Operating Officer and Executive Vice President. The employment agreement was effective as of July 17, 2012 until March 1, 2013 and provided for an annual base salary of $350,000. The employment agreement also provided that Mr. Longe will receive a $200,000 starting bonus, payable in January 2013, which was attributable for his services in 2012.
Under the COO agreement, Mr. Longe also received the following benefits: (i) term life insurance coverage in the amount of $500,000, which is in addition to the standard term life insurance provided in the Company's standard benefit plan; (ii) participation in the executive long-term disability plan; (iii) four weeks of vacation per year; (iv) participation in the Company's standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by the Company; (v) participation in the Company's 401(k) retirement plan; (vi) reimbursement of up to $5,000 of professional service fees annually for a financial planning and/or tax consultant; (vii) reimbursement for two trips to Colorado for Mr. Longe and his family; and (viii) a housing allowance for the rental of a suitable local apartment during an initial period.
The COO employment agreement also contained customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Longe's employment and for a period of two years following termination of his employment for any reason.
At the time of his hiring as the Company's Chief Operating Officer, the Company and Mr. Longe agreed upon the terms and form of an employment agreement the parties would execute if the Board made Mr. Longe the Company's President and Chief Executive Officer. This new CEO employment agreement was executed and became effective when Mr. Longe assumed the position of President and Chief Executive Officer on March 1, 2013.
The CEO employment agreement provides for an annual base salary of $430,000, which will be reviewed annually and may be increased (but not decreased) at the discretion of the Compensation Committee. This agreement provides that Mr. Longe is eligible (but not guaranteed) to receive a discretionary annual bonus of up to 100% of his base salary, based upon achievement of performance goals established by the Compensation Committee. Pursuant to the CEO employment agreement, Mr. Longe received an award of 30,000 shares of restricted stock of the Company, which vests in three equal annual installments, upon being named the Company's Chief Executive Officer on March 1, 2013. Mr. Longe will be eligible to receive other incentive awards, which will vest immediately if Mr. Longe's employment is terminated other than for cause.
Under the CEO employment agreement, Mr. Longe also receives the following benefits: (i) term life insurance coverage in the amount of $750,000, which is in addition to the standard term life insurance provided in the Company's standard benefit plan; (ii) participation in the executive long-term disability plan; (iii) four weeks of vacation per year; (iv) participation in the Company's standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by the Company; (v) participation in the Company's 401(k) retirement plan; and (vi) reimbursement of up to $5,000 of professional service fees annually for a financial planning and/or tax consultant.
The CEO employment agreement may be terminated at any time by the Company for cause (as defined below) effective immediately upon written notice to Mr. Longe. The employment agreement also provides that Mr. Longe's employment can be terminated by the Company for any reason other than for cause upon the payment of an amount equal to 18 months of salary, payable in equal monthly payments, plus a bonus for such period equal to 150% of the average bonus (if any) paid to Mr. Longe for the three years preceding his termination (or, if shorter, the number of years of his employment with the Company), provided that Mr. Longe releases us from all claims as a condition of receiving the payments. Such amounts will be reduced to the extent that Mr. Longe accepts other employment prior to the final payment. Mr. Longe may terminate his employment with the Company at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).
For purposes of Mr. Longe's CEO employment agreement, "cause" is defined as: (i) a willful and substantial breach by Mr. Longe of the terms of the employment agreement that has a materially adverse effect on the business and affairs of the Company; (ii) the failure by Mr. Longe to substantially perform, or the gross negligence in the performance of, his duties hereunder for a period of fifteen days after the Board has made a written demand for performance which specifically identifies the manner in which it believes that Mr. Longe has not substantially performed his duties; (iii) the commission by Mr. Longe of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Company's code of ethics); (iv) conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or (v) an act or failure to act constituting fraud or dishonesty that compromises Mr. Longe's ability to act effectively as a high-level executive of the Company.
Mr. Longe’s agreement provides that is a Change in Control Event (as defined below) occurs and is followed within one year by a Material Change (as defined below) and the Material Change is not corrected following notice, Mr. Longe may terminate his employment, if not already terminated by the Company. If that occurs, Mr. Longe will be paid an amount equal to two years of salary and 200% of the average annual bonus earned over the preceding three years. In addition, the vesting will immediately accelerate on all of Mr. Longe’s restricted stock or other equity awards.
Generally, a “Change in Control Event” means (i) a person or group acquire 25% of more of the Company’s stock; (ii) over a 24-month period the members of the Board at that time, or their appointees, fail to constitute a majority of the Board; (iii) the Company sells substantially all of its assets or merges into another corporation and its stockholders do not control the merged corporation; or (iv) the Company’s stockholders approve the liquidation or dissolution of the Company. Generally, a “Material Change” means (i) a material change in Mr. Long’s functions, duties or responsibilities from those before the Change in Control Event; (ii) the Company assigns or reassigns him to another place of employment at least fifty miles from Boulder, Colorado; (iii) his salary and other compensation are reduced, of (iv) a purchaser of all or substantially all of the company’s assets fails to assume Mr. Longe’s employment agreement.
The CEO employment agreement also contains customary non-competition and non-solicitation covenants. These covenants will be effective during Mr. Longe's employment and for a period of two years following termination of his employment for any reason
Richard A. Santa
On January 18, 2013 the Company entered into a new agreement with Mr. Santa, effective as of January 1, 2013. The agreement provides that in the event of termination of Mr. Santa's employment by the Company prior to December 19, 2016, for reasons other than death, disability, or Cause (generally similar to the definition in Mr. Longe's agreement described above) he would be entitled to a lump sum payment from the Company equal to the sum of (a) an amount equal to 18 months of Mr. Santa's annual base salary (as in effect immediately prior to the termination), plus (b) an amount equal to 150% of the amount of the average bonus (if any) paid to Mr. Santa for the three years preceding the termination, if any, less applicable withholdings; provided however, that if Mr. Santa's age on the date of termination is more than 64.5 years, the amount payable under subparagraph (a) above shall be reduced by an amount equal to one month of Mr. Santa's annual base salary for each month of Mr. Santa's age in excess of 64.5 years. In the event of Mr. Santa's death or disability prior to December 19, 2016, he would be entitled to a lump sum payment from the Company equal to any accrued but unpaid portion of his salary and the bonus, if any, he would have received in respect of the portion of the fiscal year prior to his termination. The bonus shall be an amount equal to the average annual bonus (if any) paid to Mr. Santa for the three years preceding the termination of his employment multiplied by the fraction that represents the portion of the year (rounded up to the next full month) he worked prior to the termination of his employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013

	Stock Awards (1)
Name	Number of Shares of Stock or Units Held that Have Not Vested (#)		Market Value of Shares of Stock or Units Held that Have Not Vested ($)(12)
Kevin T. Longe	30,000	(2)	652,200

Yvon Pierre Cariou(3)	—		—

Richard A. Santa	3,666	(4)	$79,699
	3,000	(5)	$65,220
	8,333	(6)	$181,159
	12,500	(7)	$271,750
	30,000	(8)	$652,200

Jeff Nicol	1,833	(9)	$39,849
	4,000	(10)	$86,960
	8,000	(7)	$173,920

Ian Grieves	4,000	(11)	$86,960
There were no outstanding options for the named executive officers at December 31, 2013.

(1)
All shares in this table, with the exception of the restricted stock units granted to Mr. Grieves, qualify for dividends if and when the Company declares dividend payments. Mr. Grieves restricted stock units do not qualify for dividends until the shares of common stock are issued on each of the respective vesting dates. Since the date of the earliest grant in this table, the Company has been paying a dividend of $0.04 per share each quarter.

(2)
These shares of restricted stock were granted on March 1, 2013 outside our 2006 Plan per specific exemptions in the Nasdaq regulations and are scheduled to vest one-third on each of the first three anniversary dates.

(3)
Effective upon Mr. Cariou's March 1, 2013 retirement date, vesting on all outstanding shares of restricted stock were accelerated to his retirement date, pursuant to the terms in the restricted stock agreement or as otherwise provided by the Compensation Committee.

(4)	These restricted stock awards were granted on January 19, 2011 and are scheduled to vest one-third on each of the first three anniversary dates.

(5)
These restricted stock awards were granted on January 19, 2011 and are scheduled to vest five years from the date of grant, January 19, 2016, or, if earlier, retirement from employment with the Company.

(6)	These restricted stock awards were granted on January 18, 2012 and are scheduled to vest one-third on each of the first three anniversary dates.

(7)	These restricted stock awards were granted on January 16, 2013 and are scheduled to vest one-third on each of the first three anniversary dates.

(8)
These restricted stock awards were granted on May 29,2013 as a retention bonus and will vest in full upon (i) the date Mr. Santa retires from employment with the Company on or after December 19, 2016, (ii) the date Mr. Santa retires from employment with the Company provided that such date is at least 18 months following May 29, 2013 and the Board of Directors of the Company has approved such retirement date, or (iii) the date the Company terminates Mr. Santa's employment without cause, as such term is defined in the Employment Agreement dated January 19, 2013 between Mr. Santa and the Company.

(9)	These restricted stock awards were granted on January 21, 2011 and are scheduled to vest one-third on each of the first three anniversary dates.

(10)	These restricted stock awards were granted on January 25, 2012 and are scheduled to vest one-third on each of the first three anniversary dates.

(11)	These restricted stock units were granted on January 22, 2013 and are scheduled to vest one-third on each of the first three anniversary dates.

(12)	The fair market is calculated as the products of the closing price on December 31, 2013, of $21.74 per share, and the number of unvested shares.
2006 Stock Incentive Plan
Under the respective award agreements, if the named executive officer's employment is terminated for any reason other than (i) death, (ii) disability, (iii) retirement or (iv) termination without cause (as defined in the executive's employment agreement), the named executive officer shall, for no consideration, forfeit to us any shares of restricted stock to the extent such shares are not vested at the time of such termination of employment. If the named executive officer's employment terminates due to death, disability, retirement, or is terminated without cause, any unvested shares of restricted stock will immediately vest on the date of the executive's termination of employment for such reason.

STOCK VESTED DURING 2013

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(4)
Kevin T. Longe(2)	—	—

Yvon Pierre Cariou	35,000	$506,450
	10,000	$153,200
	10,000	$155,500
	8,667	$134,772
	8,666	$147,409
	5,000	$85,050
	10,000	$170,100
	10,000	$170,100
	37,650	$640,427

Richard A. Santa	25,000	$361,750
	4,000	$61,280
	4,167	$64,797
	3,667	$57,022

Jeff Nicol	1,500	$23,325
	1,833	$28,503
	2,000	$31,980

Ian Grieves(3)	—	—

(1)	There were no options outstanding, and thus no option exercises, for any of our named executive officers during 2013.

(2)	Mr. Longe commenced employment with us in July 2012. He did not have any vesting of plan-based awards during 2013.

(3)	Mr. Grieves commenced employment with us in January 2013. He did not have any vesting of plan-based awards during 2013.

(4)	Represents the number of shares vested multiplied by the per share closing market price of our common stock on the respective vesting dates.

POTENTIAL PAYMENTS UPON TERMINATION
The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination as a result of death or disability and termination as a result of retirement, under the terms of their respective employment or severance agreements and the 2006 Stock Incentive Plan. For purposes of this table, we have assumed the date of termination of employment (regardless of the circumstances) is December 31, 2013, and that termination occurred under the terms of the current employment or severance agreement, which are effective beginning January 18, 2013 with respect to Mr. Santa and March 1, 2013 with respect to Mr. Longe. Messers. Nicol and Grieves do not have any employment or severance agreement with the Company. The price of our common stock on December 31, 2013 was $21.74. We have not included the financial effect of a termination for cause as the named executive officers are not entitled to any further compensation or benefits following such a termination. Furthermore, the amounts shown in the tables below do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay. Payment of salary continuation upon termination will be made in monthly payments while any salary owed upon termination will be paid in a single lump sum. Payment of these amounts after termination without cause is generally conditioned upon the former executive's execution of release and waivers and continued compliance with non-competition, non-solicitation, and confidentiality obligations. We may make changes to the current employment and termination arrangements with our executive officers or enter into new arrangements from time to time. See "Employment Agreements" above.

	Kevin T. Longe				Richard A. Santa				Yvon Pierre Cariou(1)
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause(2)		Death, Disability, Retirement(3)		Involuntary Termination without Cause		Death, Disability, Retirement(3)		Involuntary Termination without Cause	Death, Disability, Retirement(3)
Compensation:
Base Salary	$525,000	(4)	$—		$464,279	(7)	$—		$—	$—
Incentive Bonus	$322,500	(5)	$230,000	(6)	$226,376	(8)	$150,917	(9)	$—	$—
Acceleration of vesting of Restricted Stock(10)	$652,200		$652,200		$1,250,028		$1,250,028		$—	$—
TOTAL	$1,499,700		$882,200		$1,940,683		$1,400,945		$—	$—

	Jeff Nicol		Ian Grieves
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause	Death, Disability, Retirement(3)	Involuntary Termination without Cause	Death, Disability, Retirement(3)
Compensation:
Base Salary	$—	$—	$—	$—
Incentive Bonus	$—	$—	$—	$—
Acceleration of vesting of Restricted Stock(10)	$300,729	$300,729	$86,960	$86,960
TOTAL	$300,729	$300,729	$86,960	$86,960

(1)	Mr. Cariou retired from employment on March 1, 2013.

(2)	Includes involuntary termination without cause resulting from a change in control in the case of Mr, Longe.

(3)
The only compensation payable to named executive officers in the event of death, disability or retirement, is the accelerated vesting of restricted stock awards and a pro-rated bonus for the portion of the fiscal year prior to his death, disability or retirement.

(4)	Equals 18 months of base salary of $350,000 for Mr. Longe.

(5)	Equals 150% of the average of Mr. Longe's 2012 and 2013 bonus.

(6)	Equals Mr. Longe's 2013 bonus.

(7)	Equals 18 months of base salary of $309,519 for Rick Santa.

(8)	Equals 150% of the average of Mr. Santa's 2011, 2012 and 2013 bonus.

(9)	Equals the average of Mr. Santa's 2011, 2012 and 2013 bonus.

(10)	The value of the restricted stock is based on the closing market price of our common stock on December 31, 2013, $21.74 per share.

DIRECTOR COMPENSATION FOR 2013

Non-employee Director(1)	Fees Earned or Paid in Cash ($)(3)(4)	Stock Awards($) (5)	Option Awards($)	Total($)
David C. Aldous	$25,000	$60,000	$—	$85,000
Dean K. Allen(2)	$32,500	$—	$—	$32,500
Robert A. Cohen	$58,000	$60,000	$—	$118,000
James J. Ferris	$54,000	$60,000	$—	$114,000
Richard P. Graff	$58,000	$60,000	$—	$118,000
Bernard Hueber	$58,000	$60,000	$—	$118,000
Gerard Munera	$61,500	$60,000	$—	$121,500
Rolf Rospek	$50,000	$60,000	$—	$110,000

(1)
Mr. Cariou, who retired March 1, 2013 as our Chief Executive Officer, has been omitted from the table because he did not receive any compensation in 2013 for serving on our Board, beyond his compensation as an employee of the Company. See the "Summary Compensation Table" for Mr. Cariou's compensation.

(2)	Mr. Allen retired as a member of our Board on May 23, 2013.

(3)
The annual fees for each member of the Board and fees related to the applicable Board member's serving as a member of the Board and as the chair of the Board or chair of a Board committee and are paid quarterly.

(4)
In fourth quarter 2012, the Board authorized a one-time prepayment of first quarter 2013 fees paid to our U.S. Board members. The amounts paid in December 2012 to Messers. Allen, Cohen, Ferris, Graff and Munera were $16,250, $14,500, $12,500, $14,500 and $14,500, respectively, and are included in the amounts above for 2013 because the amounts were earned in 2013.

(5)
Amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 5 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying valuation of equity awards. The grant date fair value of the restricted stock awarded to each director (except Mr. Aldous) on May 23, 2013 was $59,992 for the 3,717 shares granted to each independent director. The grant date fair value of the restricted stock awarded to Mr. Aldous on July 1, 2013 was $59,984 for the 3,594 shares granted to him. The 2013 restricted stock awards vest one-third on each of the first three anniversary dates. Restricted stock awards are forfeited for no consideration if a director's service is terminated for any reason. During 2013, aggregate dividends of $0.16 per share were paid on shares of restricted stock.

Compensation for Non-Employee Directors
Our director compensation philosophy is that approximately one-half of a non-employee director's annual fees will be cash, and the other one-half will be stock. In 2013, each of our non-employee directors received an annual retainer of $50,000 with an additional annual retainer of $15,000 to the Chairman of the Board and $8,000 to the chairman of each of the Board's four committees. For 2014, the annual retainer for Board members is $51,250, a 2.5% increase from 2013, with an additional annual retainer of $25,000 to the Chairman of the Board, $15,000 to the Audit Committee chairman and $8,000 to the chairman of each other Board committee. The annual retainers will be paid quarterly. If two meetings are missed by a director, the retainer will be reduced by 25% and reduced further on a pro rata basis for each additional meeting missed. The members of the Board were also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings.
In addition to the annual cash retainers, each non-employee director will be granted on the date of the Company's annual stockholder meeting a restricted stock award with a value equivalent to $60,000 that will vest one-third on each of the first three anniversary dates. In 2013, we granted shares of restricted stock with a value equivalent to $60,000 to each individual serving as a non-employee director at the time of his re-election to the Board at our annual meeting of stockholders on May 23, 2013 and granted Mr. Aldous shares of restricted stock with a value equivalent to $60,000 on his appointment to the Board on July 1, 2013. Under our stock ownership guidelines, our non-employee directors are expected to hold stock worth at least five times the amount of the annual Board retainer fee. Additional information about our stock ownership guidelines are contained in the section this proxy statement entitled "Compensation Discussion and Analysis-Philosophy and Objectives of our Executive Compensation Program-Stock Ownership Guidelines."

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2013 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	14,000	$16.12	727,220	(1)
Equity compensation plans not approved by security holders	—	$—	N/A
Total	14,000	$16.12	727,220

(1)
Includes 135,366 shares issuable with respect to outstanding rights under our Employee Stock Purchase Plan and 591,854 shares available for issuance under our 2006 Stock Incentive Plan, both as of December 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 17, 2014, including, shares subject to stock options exercisable within 60 days of that date, by: (i) each of our directors; (ii) each of our executive officers; and (iii) all of our directors and executive officers as a group.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner(2)	Number of Shares	Percent of Total

Directors:
David C. Aldous	4,194	*
Yvon Pierre Cariou	263,993	1.9%
Robert A. Cohen	13,317	*
James J. Ferris	13,317	*
Richard P. Graff	20,117	*
Bernard Hueber	23,317	*
Kevin T. Longe	66,500	*
Gerard Munera(3)	32,817	*
Rolf Rospek	95,331	*

Executive Officers:
Ian Grieves	14,667	*
Jeff Nicol	24,500	*
Richard A. Santa	178,401	1.3%

All directors and executive officers as a group (12 persons)	750,471	5.4%
* Less than 1%

(1)
This table is based upon information supplied by officers and directors as well as filings made pursuant to Section 16(a) of the Exchange Act with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,934,094 shares of common stock outstanding on March 17, 2014, adjusted as required by rules promulgated by the SEC.

(2)	Unless otherwise indicated, the address of each beneficial owner is c/o Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

(3)
Includes 10,000 shares that may be acquired upon exercise of currently exercisable stock options. Shares of common stock subject to options that are exercisable within 60 days of March 17, 2014, are deemed to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing any other person's percentage ownership.

The following table sets forth certain information regarding the ownership of our common stock as of March 17, 2014, by each person or group known by us to be the beneficial owner of more than 5% of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Brown Capital Management, LLC(2) 1201 N. Calvert Street Baltimore, MD 21202	2,316,866	16.6%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	868,852	6.2%

(1)
This table is based upon information supplied by the principal stockholders on the Statement of Beneficial Ownership filed on Schedule 13G with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,934,094 shares outstanding on March 17, 2014.

(2)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 13, 2014, by Brown Capital Management, LLC, in its capacity as an investment advisor for shares owned by its clients. Brown Capital Management has the sole power to vote or direct the vote for 1,251,821 shares, and the sole power to dispose or direct the disposition of 2,316,866 shares.

(3)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on January 28, 2014, by BlackRock, Inc., in its capacity as an investment advisor for shares owned by its clients. BlackRock, Inc. has the sole power to vote or direct the vote for 820,487 shares, and the sole power to dispose or direct the disposition of 868,852 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC an initial report of ownership and to report changes in ownership of our common stock and other equity securities. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with and filed on time, other than Mr. Cariou was late in filing Form 4s under Section 16(a) with respect to 7,590 shares of common stock purchased from 2005 to 2013 with the dividend payments made on some of the shares of our common stock held by Mr. Cariou. These delinquent Form 4s have been subsequently filed.
Code of Business Conduct and Ethics
We have adopted a Code of Ethics applicable to each of the named executive officers. The Code of Ethics may be viewed on our website, www.dynamicmaterials.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board recognizes that certain transactions, arrangements, and relationships between us, on the one hand, and members of the Board, certain officers and persons and entities affiliated with such persons, on the other hand, present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), compared to transactions between us and unaffiliated third parties. Accordingly, the Board has adopted a written Related Party Transaction Policy and Procedures (the "Related Party Transaction Policy") for the purpose of establishing guidelines and procedures by which our Audit Committee shall evaluate and consider for approval all proposed Related Party Transactions, as more fully described therein.

In accordance with the Related Party Transaction Policy, we may enter into, or continue with, a "Related Party Transaction" only if: (i) such transaction, arrangement or relationship has been approved or ratified by the Audit Committee in accordance with the guidelines set forth therein and (ii) such transaction arrangement or relationship contains commercial terms that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party.
All Related Party Transactions will be disclosed in our filings with the SEC to the extent required by the Securities Act of 1933, as amended, the Exchange Act and the rules and regulations promulgated thereunder.
On September 11, 2012, the Company and its subsidiary, DYNAenergetics entered into a consulting agreement with Mr. Rospek, our director, and RoRo-Consult GmbH (the "Consultant"), a German limited liability company owned by Mr. Rospek. The consulting agreement is effective as of January 1, 2013 and continues until December 31, 2014 unless the agreement is otherwise terminated pursuant to the provisions thereof.
The consulting agreement provides that the Consultant, through Mr. Rospek, will provide up to 60 days per year during the term of the agreement (exclusive of time spent by Mr. Rospek as a director of the Company) providing consulting services to the Company and DYNAenergetics on specified strategic projects. As compensation for these services, the Consultant will receive, for each calendar month during the term, a guaranteed amount equal to USD $10,000, payable (i) 50% by DYNAenergetics in Euros, using the last business day of the applicable month for the Euro-USD exchange rate; and (ii) 50% by the Company in U.S. dollars. DYNAenergetics also will reimburse the Consultant, in accordance with its expense reimbursement policies and procedures in effect from time to time, for all reasonable office and travel expenses actually paid or incurred by the Consultant in the course of and pursuant to the performance of consulting services.
During the term of the consulting agreement, Consultant and Mr. Rospek may not work for any direct or indirect competitors of the Company, DYNAenergetics or their respective affiliates, or any affiliates of those competitors, and may not solicit or accept work from any customer of the Company, DYNAenergetics or their affiliates. The Consultant and Mr. Rospek also agree to maintain the confidentiality of information of the Company and DYNAenergetics disclosed to them pursuant to the Consulting Agreement, which obligation will continue following the expiration or termination of the Consulting Agreement.
The consulting agreement was reviewed and approved by the Audit Committee of the Board in accordance with the Company's related party transaction policy and procedures, and was also approved by the Compensation Committee and the full Board, with Mr. Rospek abstaining.

HOUSEHOLDING
As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including the Notice of Internet Availability of Proxy Materials, proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any request for multiple copies or paper copies of proxy materials should be directed to Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or by telephone at (303) 665-5700. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ RICHARD A. SANTA
RICHARD A. SANTA Senior Vice President, Chief Financial Officer and Secretary
March 31, 2014

Accompanying this proxy statement is a copy of our Annual Report to Stockholders, which includes our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2013. Additional copies of the Annual Report and the Form 10-K are available without charge upon written request to: Corporate Secretary, Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

PROXY                                                           PROXY
DYNAMIC MATERIALS CORPORATION
2014 Annual Meeting of Dynamic Materials Corporation Stockholders
May 15, 2014, 8:30 a.m. local time
St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
DYNAMIC MATERIALS CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS—May 15, 2014
The undersigned hereby constitutes and appoints Kevin T. Longe and Richard A. Santa, and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and vote all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dynamic Materials Corporation to be held at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302, on May 15, 2014, at 8:30 a.m. local time, and at any postponements, continuations and adjournments thereof, on all matters as may properly come before said meeting.
You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)

DYNAMIC MATERIALS CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. (X)

1.	Election of Directors	FOR all nominees (except as marked to the contrary below) [ ]	WITHHOLD AUTHORITY to vote for all nominees [ ]
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below)
	David C. Aldous [ ]	Yvon Pierre Cariou [ ]	Robert A. Cohen [ ]
	James J. Ferris [ ]	Richard P. Graff [ ]	Bernard Hueber [ ]
	Kevin T. Longe [ ]	Gerard Munera [ ]	Rolf Rospek [ ]

2.	To approve the non-binding, advisory vote on executive compensation.
	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3.
The Board of Directors recommends a vote "FOR" the listed proposals.

Dated:	, 2014

Signature(s)

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.